Exhibit 2.1

Execution Version

TRANSACTION AGREEMENT

RELATING TO THE VOLUNTARY TAKEOVER OFFER

BY

JOHN BEAN TECHNOLOGIES CORPORATION

FOR

MAREL HF.

Dated as of April 4, 2024

Transaction Agreement

(as may be amended from time to time hereafter in accordance with the terms hereof, this “Agreement”)

by and among

1.	John Bean Technologies Europe B.V.

– the “Bidder” –

2.	John Bean Technologies Corporation

– “JBT” –

and

3.	Marel hf.

– the “Company” or “Marel” –

– JBT, the Bidder and the Company hereinafter also

collectively referred to as the “Parties” and individually as a “Party” –

Section 8 [INTENTIONALLY OMITTED]		37

Section 9 Governance, Integration, Social, Employment and Indemnification Matters		37
9.1.	Governance, Integration and Social Matters	37
9.2.	Employment and Employee Benefits Matters	38
9.3.	Directors’ and Officers’ Indemnification and Insurance	40

Section 10 Representations and Warranties of JBT and Marel		41

Section 11 Financing Cooperation		42
11.1.	Financing Efforts and Cooperation	42

Section 12 Closing Conditions		49
12.1.	Conditions to the Completion of the Tender Offer	49
12.2.	Mutual Conditions	49
12.3.	Conditions Waivable by the Bidder	50
12.4.	Conditions Waivable by the Company	51
12.5.	Dutch Consultation Condition	52

Section 13 Effectiveness, Term and Termination		52
13.1.	Termination by Mutual Consent	52
13.2.	Termination of the Agreement by either JBT or the Company	52
13.3.	Termination of the Agreement by the Company	53
13.4.	Termination of the Agreement by JBT	54
13.5.	General Effects of Termination	55

Section 14 Certain Effects of Termination		55
14.1.	JBT Reverse Termination Payment	55
14.2.	Company Expense Reimbursement Payment	56
14.3.	JBT Expense Reimbursement Payment	57
14.4.	Single Payment Only	57
14.5.	Exclusive Remedy	58

Section 15 Notices		60

Section 16 Miscellaneous		61
16.1.	Assignment; Costs	61
16.2.	Debt Financing Sources	61
16.3.	Survival	63
16.4.	Third Party Beneficiaries	63
16.5.	Guarantee	63
16.6.	Specific Performance	64
16.7.	Collaboration and Rights Regarding Communications	64
16.8.	Specific Permitted Disclosures	65
16.9.	Severability	66
16.10.	Entire Agreement	66
16.11.	Counterparts	66
16.12.	Amendments and Waivers	66
16.13.	Interpretation, Definitions	66
16.14.	Governing Law, Jurisdiction	73

4

Section 1

Current Status and Transaction Structure

1.1.

The Company is an Icelandic public limited liability company incorporated under the laws of Iceland with the registration number 620483-0369 (together with its Subsidiaries from time to time, hereinafter referred to as the “Marel Group”). The Company’s share capital amounts to ISK 771,007,916 and is divided into 771,007,916 shares of common stock (all shares of common stock issued by the Company from time to time, the “Marel Shares”).

1.2.

At the close of business on April 3, 2024 (the “Company Capitalization Date”), the Company holds 17,057,645 Marel Shares as treasury shares (the “Marel Treasury Shares”), representing approximately 2.21% of the Company’s current share capital. Further, as of the Company Capitalization Date, the Company has issued 20,113,322 stock options as part of several stock option plans (collectively, the “Marel Stock Option Plan”). The Marel Shares are listed on the regulated market of the Nasdaq Iceland exchange and the Euronext Amsterdam exchange (ISIN: IS0000000388).

1.3.

The Bidder is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands with the registration number 63675013 and a wholly owned Subsidiary of JBT.

1.4.

JBT is a company incorporated under the laws of the State of Delaware, United States, having its headquarters in Chicago, Illinois (together with its Subsidiaries from time to time, hereinafter referred to as the “JBT Group”). At the close of business on April 3, 2024 (the “JBT Capitalization Date”), JBT has a total of 31,830,220 shares of common stock outstanding (all shares of common stock issued by JBT from time to time, the “JBT Shares”). The JBT Shares are listed on the New York Stock Exchange (ticker symbol: JBT).

1.5.

Subject to the terms and conditions herein, the Bidder intends to make a voluntary public takeover offer (the “Tender Offer”) within the meaning of Article 101 of the Icelandic Takeover Act no. 108/2007 (the “Icelandic Takeover Act”) to the shareholders of the Company for all Marel Shares (other than Marel Treasury Shares) (the “Transaction”) to bring about a business combination of the JBT Group and the Marel Group (such combined enterprise, the “Combined Group”).

1.6.

The Company’s board of directors (the “Marel Board”) has, based on the information available to date, taken the view that the Transaction is in the best interest of the Company, the Company’s shareholders, employees and other stakeholders.

1.7.	JBT’s board of directors (the “JBT Board”) has, based on the information available to date, determined that the Transaction is fair to, and in the best interest of, the Bidder and JBT’s stockholders.

1.8.

On or prior to the date of this Agreement, by means of entry into that certain credit agreement by and among JBT, Goldman Sachs Bank USA, as administrative agent, Wells Fargo Bank, National Association, as syndication agent, Goldman Sachs Bank USA and Wells Fargo Securities, LLC as joint bookrunners and lead arrangers, the other financial institutions from time to time party thereto (collectively, the “Banks”) and the other parties thereto, JBT (on behalf of itself and the Bidder) has obtained financing commitments (the “Bridge Financing”) in an aggregate amount of up to EUR 1,900,000,000 available to support the issuance of the Initial Bank Guarantee (as defined in the Bridge Financing Agreement) to be issued in connection with the commencement of the Tender Offer (the “Guarantee”) or to be drawn in order to consummate the Tender Offer. JBT has delivered to the Company true, complete and correct copies of (x) the executed credit agreement for the Bridge Financing (the “Bridge Financing Agreement”), (y) the form of the Guarantee and (z) the Commitment Letter, which provides for a backstop revolving credit facility to the extent that the Debt Amendment is not successfully consummated.

1.9.

This Agreement sets forth the principal terms and conditions of the Transaction as well as the mutual intentions and agreements of the Parties with regard thereto and the future organizational and corporate governance structure of the Combined Group. Subject to the terms and conditions of this Agreement, the applicable Parties will use their reasonable best efforts to pursue the following actions to consummate the Transaction:

— Step A:	Filing of the Offer Document and Offering Prospectus with the FSA

— Step B:	Approval of the Offer Document and Offering Prospectus by the FSA and (substantially concurrently with Item C), launch of the Tender Offer

— Step C:	Filing of the Registration Statement with the SEC, which such step may take place before or after Step B

— Step D:	Filing of the Admission Prospectus and Listing Application

— Step E:	Declaration of Effectiveness of the Registration Statement by the SEC

— Step F:	Holding JBT Stockholder Meeting

— Step G:	Receipt of clearances under the Antitrust Laws and Foreign Investment Laws of the Specified Regulatory Jurisdictions and Satisfaction of all other Closing Conditions

— Step H:	Closing of the Tender Offer

Section 2

Disclosure Documents relating to the Transaction; Listing Documents

2.1.

Offer Document and Offering Prospectus. As promptly as reasonably practicable after the date of this Agreement, the Bidder shall (in reasonable consultation with Marel) (a) finalize an offer document relating to the Marel Shares, substantially in the form of the most recent draft delivered by JBT or its Representatives to the Company prior to the Parties entering into this Agreement (other than with respect to any sections not yet included in such draft), and within the meaning of Section XI of the Icelandic Takeover Act (together with any amendments or supplements thereto and including exhibits thereto, the “Offer Document”) and, to the extent the same has not been submitted prior to the date of this Agreement, submit the Offer Document to the Financial Supervisory Authority of the Central Bank of Iceland (the “FSA”) for approval and (b) finalize a prospectus under Article 3 of Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017, and Act no. 14/2020 (together with any amendments or supplements thereto and including any exhibits or annexes thereto, the “Offering Prospectus”) (which such Offering Prospectus shall not contain terms that are inconsistent with the terms of this Agreement) and, to the extent the same has not been submitted prior to the date of this Agreement, submit the Offering Prospectus to the FSA for approval. Subject to Section 3.14, the Bidder shall use its reasonable best efforts to respond promptly to any comments of the FSA relating to the Offer Document and the Offering Prospectus and have the Offer Document and the Offering Prospectus approved by the FSA as promptly as practicable after such submission.

2.2.

Registration Statement. As promptly as reasonably practicable after the date of this Agreement, JBT shall prepare, with certain assistance from Marel subject to the terms and conditions of this Agreement, and shall cause to be filed with the United States Securities and Exchange Commission (the “SEC”), a registration statement, including a proxy statement/prospectus (together with any amendments or supplements thereto and including any exhibits or annexes thereto, the “Proxy Statement/Prospectus”), on Form S-4 in connection with the solicitation of proxies from JBT’s stockholders and issuance by JBT of the JBT Offer Shares (together with any amendments or supplements thereto and including any exhibits or annexes thereto, the “Registration Statement”) to (a) be used as an exchange offer prospectus sent to U.S. holders of Marel Shares, (b) register with the SEC the offer and sale of the JBT Offer Shares (as defined below) to the holders of Marel Shares and (c) be used to solicit proxies in connection with the JBT Stockholder Meeting to vote on the issuance of the JBT Offer Shares as required pursuant to the rules of the New York Stock Exchange (“NYSE”). JBT shall use its reasonable best efforts to have the Registration Statement declared effective under the United States Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder, as promptly as reasonably practicable and in any event prior to the Offer Closing Time. JBT shall advise the Company, promptly after receipt of notice thereof, of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification of the JBT Offer Shares for offering or sale in any jurisdiction. JBT shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. JBT shall also use its reasonable best efforts to take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the United States Securities and Exchange Act of 1934, as amended (the “Exchange Act”), any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Tender Offer and the issuance of the JBT Offer Shares.

2.3.

Listing Documents. As promptly as reasonably practicable after the date of this Agreement, JBT will prepare and submit to the FSA and, to the extent applicable, the appropriate authorities at Nasdaq Iceland, for the purpose of admission on the regulated market of Nasdaq Iceland (by way of secondary listing) of at least those JBT Offer Shares where Marel shareholders have elected to receive their JBT Offer Shares as listed on Nasdaq Iceland, as opposed to the NYSE (the “Secondary Listing”) (i) to the extent not included as part of the Offering Prospectus, a listing prospectus (together with any amendments or supplements thereto and including exhibits thereto, the “Admission Prospectus”, and together with the Offer Document, the Proxy Statement/Prospectus, the Registration Statement, the Offering Prospectus and any other disclosure documents (including any amendments, supplements, exhibits or annexes thereto) that may reasonably be required in connection with the Transaction, the “Disclosure Documents”) in accordance with applicable Icelandic Law and (ii) an application for admission to Nasdaq Iceland (together with any other documents required in connection with the Secondary Listing, and any amendments or supplements thereto, the “Iceland Listing Application”). Following the JBT Stockholder Approval, JBT will also, prior to the Offer Closing Time, submit to the NYSE a supplemental listing application for the purpose of listing at least those JBT Offer Shares where Marel shareholders have elected to receive their JBT Offer Shares as listed on the NYSE, as opposed to Nasdaq Iceland (including any amendments or supplements thereto, the “NYSE Supplemental Listing Application,” and, together with the Iceland Listing Application, the “Listing Applications”). JBT shall use its reasonable best efforts to obtain all required approvals for the Secondary Listing prior to the Offer Closing Time and have the NYSE Supplemental Listing Application approved prior to the Offer Closing Time. JBT shall use its reasonable best efforts to maintain the Secondary Listing at least until three (3) years after the Closing and thereafter so long as the JBT Board deems it appropriate when considering the position of Icelandic stockholders of the Combined Group.

2.4.	Review and Cooperation; Expense Reimbursement.

(a)

Each of the Parties hereto shall furnish to each other Party and such Party’s directors, officers, employees, counsel, accountants, consultants, investment bankers and other authorized representatives (“Representatives”) any and all information as may be required or reasonably requested to be disclosed in the Reasoned Statement, the Disclosure Documents and the Listing Application (to the extent permitted by applicable Laws) as promptly as practicable after the date of this Agreement and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Reasoned Statement, the Disclosure Documents (including the mailing and distribution of the Offer Document, the Offering Prospectus, the Proxy Statement/Prospectus and any related acceptance form, to shareholders of the Company and employees of the Marel Group, and the posting of the same on Marel’s website). JBT shall use its reasonable best efforts to cause the Disclosure Documents and Listing Applications to comply in all material respects with the requirements of applicable Law, including any rule, regulation, or other applicable legal requirement of the FSA or the SEC or of the Nasdaq Iceland exchange, the Euronext Amsterdam exchange or the NYSE. Each of the Parties shall promptly correct any information provided by it or any of its Representatives for use in the Reasoned Statement, any Disclosure Document or the Listing Application if and to the extent that such information is discovered by such Party to be or to have become false or misleading in any material respect.

(b)

Without prejudice to Section 2.4(a), the Company shall use its reasonable best efforts to promptly furnish (to the extent permitted by applicable Laws) to JBT such information concerning itself, and its Subsidiaries, directors, officers and shareholders, that JBT reasonably requests for inclusion in the Registration Statement so as to enable JBT to cause the Registration Statement to be declared effective, including providing the information concerning the Marel Group necessary to enable JBT to prepare required pro forma financial statements and related footnotes in connection with the Registration Statement. The Company shall, upon request by JBT, use its reasonable best efforts to furnish (to the extent permitted by applicable Laws) to JBT all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the Company) shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of JBT to the SEC in connection with the Registration Statement.

(c)

JBT will afford the Company a reasonable opportunity to, and the Company shall promptly, review and comment on any Disclosure Documents and any Listing Application prior to each submission to the FSA, the SEC, Nasdaq Iceland or the NYSE, as the case may be, with JBT giving due and good faith consideration to any such reasonable comments otherwise subject to the terms of this Section 2.4. JBT shall notify the Company upon the receipt of any comments from the FSA, the SEC, Nasdaq Iceland or the NYSE relating to any Disclosure Documents or Listing Applications or any FSA Extension Approval and shall provide the Company with copies of all material written comments received from the FSA, the SEC, Nasdaq Iceland or the NYSE. JBT shall (i) to the extent practicable, provide the Company with drafts of the responses to comments from the FSA, the SEC, Nasdaq Iceland or the NYSE at a time reasonably prior to submitting such responses, (ii) give due and good faith consideration to the Company’s reasonable comments thereon and (iii) use its reasonable best efforts to respond promptly to any comments from the FSA, the SEC, Nasdaq Iceland or the NYSE, as the case may be, with respect to any Disclosure Documents or any Listing Applications. In case of dispute with respect to the content of the Disclosure Document or any documentation relating thereto, JBT will have the right to make the ultimate decision, except that with respect to any comments from the FSA, the SEC, Nasdaq Iceland or the NYSE on (A) the Company’s financial statements, in which case the Company shall (following consultation with JBT, with the Company giving due and good faith consideration to any reasonable comments by JBT) be entitled to determine if and how to modify its financial statements in response to such comments, (B) the recommendation by the Marel Board (including with respect to any Change in Marel Recommendation), summary of any financial opinions delivered to the Company, any projections prepared by the Company’s management related thereto or any related section on the Company’s reasons for the Transaction which form part of the Registration Statement, in which case the Company shall (subject to this Agreement, and following consultation with JBT, with the Company giving due and good faith consideration to any reasonable comments by JBT) be entitled to decide whether and how such recommendation or section is modified, or (C) portions of any Disclosure Document based on or using information or content provided by the Company, in which case the Company shall be entitled to decide whether and how any such portion is modified, provided that such modification does not unduly delay or prevent a reasonable response to such comments; in the case of each of (A), (B) and (C), provided that any modification made by the Company pursuant to such clauses (A), (B) and (C) shall be made reasonably promptly following receipt of such comments.

(d)

Notwithstanding anything to the contrary in the foregoing, other than with respect to any Required Amendment, no material amendment or supplement to the Offer Document, the Offering Prospectus or the Iceland Listing Application, including any amendment or supplement that changes the form or reduces the per share amount of the Consideration or modifies any Closing Condition will be made by JBT or the Bidder without the approval of the Company (not to be unreasonably withheld, conditioned or delayed); provided, that following a Change in Marel Recommendation in accordance with Section 5.1(c)(2), JBT or the Bidder may make such amendment or supplement without the approval of the Company; and provided further, that in connection with a Change in JBT Recommendation made pursuant to Section 5.2(c)(2), JBT may (at its sole discretion) amend or supplement the Offer Document or Offering Prospectus to the extent that such amendment or supplement contains (i) a Change in JBT Recommendation, (ii) a statement of the reason of the JBT Board for making such Change in JBT Recommendation and (iii) additional information reasonably related to the foregoing.

Section 3

Tender Offer

3.1.

Commencement of the Tender Offer. Following both approval of the Offer Document and the Offering Prospectus by the FSA and the filing of the preliminary Registration Statement with the SEC, the Bidder shall (a) promptly publish the Offer Document in accordance with Article 114 of the Icelandic Takeover Act and the Offering Prospectus and (b) on the date of such publication, disseminate the preliminary Proxy Statement/Prospectus contained in the Registration Statement to the holders of Marel Shares in compliance with the Exchange Act and the rules and regulations promulgated by the SEC.

3.2.	Acceptance Period; Withdrawal Rights.

(a)

In accordance with paragraph 6 of Article 103 of the Icelandic Takeover Act, the Parties agree that the Tender Offer will have an initial acceptance period of ten (10) weeks after the publication of the Offer Document (with 5.00 p.m. Icelandic Time on the last date of the acceptance period, as the same is extended pursuant to this Agreement and paragraph 6 of Article 103 of the Icelandic Takeover Act, being the “Expiration Date” and the date of publication of the Offer Document, the “Commencement Date”), provided that:

(1)	the Expiration Date shall occur no earlier than 20 business days (as defined in Rule 14d-1(g)(3) under the Exchange Act) after (and including the day of) the Commencement Date,

(2)

the Bidder shall extend the acceptance period as required by any Law, or any rule, regulation or other applicable legal requirement of the FSA or the SEC or of the Nasdaq Iceland exchange, the NYSE or the Euronext Amsterdam exchange, in any such case, which is applicable to the Tender Offer or to the extent necessary to resolve any comments of the FSA or the SEC applicable or the Disclosure Documents, and

(3)

at or prior to any then-applicable Expiration Date, the Bidder shall (subject to any required approval from the FSA) extend the acceptance period (i) by one or more additional periods of not less than ten (10) days per extension (or such shorter period as mutually agreed by the Parties in writing) if additional time is required to permit satisfaction of the Closing Conditions (other than the Closing Condition in Section 12.2(f)) or (ii) by at least an additional three (3) periods of not less than ten (10) days each if all the Closing Conditions (other than the Closing Condition in Section 12.2(f)) have either been satisfied or waived in accordance with Section 12 or if, by their nature, are to be satisfied at the Expiration Date, would have been satisfied at the Expiration Date or else validly waived; provided, however, that (A) in no event shall the Bidder be required to extend the acceptance period beyond the Drop Dead Date and (B) any such extension shall not be deemed to impair, limit or otherwise restrict in any manner the rights of the Bidder to terminate this Agreement pursuant to Section 13 (in each case the acceptance period running between and including the Commencement Date and the Expiration Date, as extended by the Bidder pursuant to this Agreement and paragraph 6 of Article 103 of the Icelandic Takeover Act, the “Acceptance Period”). For clarity (but without prejudice to the termination right in Section 13.2(a) or the requirements to extend in the immediately preceding sentence), the Bidder may, in its reasonable discretion (subject to any required approval from the FSA), extend the acceptance period for any duration (or repeated periods) in order to permit time for the satisfaction of the Closing Conditions.

(b)	The Tender Offer may not be terminated prior to the then-applicable Expiration Date unless this Agreement is validly terminated pursuant to Section 13.

(c)

The Parties acknowledge and agree that the Tender Offer will include withdrawal rights for shareholders of the Company through and until the Expiration Date and as might be required pursuant to applicable Law, including any rule, regulation or other applicable legal requirement of the FSA or the SEC.

(d)

JBT shall (i) use its reasonable best efforts to obtain any approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from the FSA required by the FSA (any of the foregoing, an “FSA Extension Approval”) to extend any Acceptance Period as promptly as practicable prior to any then-applicable Expiration Date; provided that nothing in this Section 3.2(d) shall require JBT or the Bidder to amend the terms of the Tender Offer, the Offer Document or the Offering Prospectus (other than such administrative amendments as are reasonably required to document and implement any extension in accordance with the terms of this Agreement or any Required Amendments pursuant to Section 3.14) or the terms of this Agreement except to the extent of a Required Amendment pursuant to Section 3.14, and (ii) keep the Company informed on a reasonably current basis of the status of the Tender Offer, including with respect to any FSA Extension Approval or the number of Marel Shares that have been validly tendered and not validly withdrawn in accordance with the terms of the Tender Offer, and with respect to any material developments with respect thereto.

3.3.

Offer Consideration. The consideration offered to the holders of Marel Shares under the Tender Offer will be any of (at the election of each Marel shareholder) (a) cash consideration in the amount of EUR 3.60 per Marel Share (the “All-Cash Offer Consideration,” and the Marel Shares with respect to which such election has been made and not validly withdrawn, the “Cash Electing Shares”), (b) cash consideration in the amount of EUR 1.26, along with a stock consideration consisting of 0.0265 JBT Offer Shares, per Marel Share (the “Mixed Offer Consideration,” and the Marel Shares with respect to which such election has been made and not validly withdrawn, the “Mixed Election Shares”) or (c) stock consideration consisting of 0.0407 JBT Offer Shares per Marel Share (the “All-Stock Offer Consideration,” and together with the All-Cash Offer Consideration and the Mixed Offer Consideration, the “Consideration,” and the Marel Shares with respect to which an All-Stock Offer Consideration election has been made and not validly withdrawn, the “Stock Electing Shares”). The JBT Shares to be issued in the Tender Offer as Consideration are referred to herein as the “JBT Offer Shares.”

3.4.

Fractional Shares. No fractional JBT Offer Shares will be exchanged for any Marel Shares tendered in the Tender Offer by any Marel shareholder. Notwithstanding any other provision of this Agreement, each holder of Marel Shares validly tendered into the Tender Offer who would otherwise have been entitled to receive a fraction of a share of JBT Offer Shares shall receive from its custodian bank, in lieu thereof, cash (without interest) in an amount representing such holder’s proportionate interest in the net proceeds from the sale for the account of all such holders of JBT Offer Shares which would otherwise be issued (the “Excess Offer Shares”). The sale of the Excess Offer Shares shall be executed on the NYSE and shall be executed in round lots, to the extent practicable. The receipt of the net proceeds resulting from the sale of the Excess Offer Shares shall be free of commissions, transfer taxes and other out-of-pocket transaction costs for such holders of tendered Marel Shares. The net proceeds of such sale will be converted into Euros (at the spot USD to Euro exchange rate) and distributed to the holders of tendered Marel Shares with each such holder receiving an amount of such proceeds proportionate to the amount of fractional interests which such holder would otherwise have been entitled to receive. The net proceeds credited for any fractional JBT Offer Share will be determined on the average net proceeds per Marel Share. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of tendered Marel Shares in lieu of fractional interests, such amounts shall be made available to such holders of tendered Marel Shares. Any such sale shall be made within ten (10) Business Days or such shorter period as may be required by applicable Law after the Expiration Date. The Parties will discuss this Section 3.4 with the applicable Icelandic and Dutch settlement agents and make such reasonable amendments to the treatment of fractional shares as required based on such discussions.

3.5.

Proration. Notwithstanding any other provision contained in this Agreement, at the Offer Closing Time, the All-Stock Offer Consideration and the All-Cash Offer Consideration shall be subject to adjustment pursuant to this Section 3.5:

(a)

if the Cash Election Amount exceeds the Available Cash Election Amount, then (i) all Stock Electing Shares shall be converted to the right to receive the All-Stock Offer Consideration, (ii) all Mixed Election Shares shall be converted into the right to receive the Mixed Offer Consideration and (iii) the following consideration shall be paid in respect of each Cash Electing Share:

(1)	an amount of cash equal to the quotient of (x) the Available Cash Election Amount divided by (y) the number of Cash Electing Shares; and

(2)	a number of JBT Offer Shares equal to the quotient of (x) the difference of the Available Stock Election Amount less the Stock Election Amount divided by (y) the number of Cash Electing Shares; and

(b)

if the Available Cash Election Amount exceeds the Cash Election Amount, then (i) all Cash Electing Shares shall be converted into the right to receive the All-Cash Offer Consideration, (ii) all Mixed Election Shares shall be converted into the right to receive the Mixed Offer Consideration and (iii) the following consideration shall be paid in respect of each Stock Electing Share:

(1)	an amount of cash equal to the quotient of (x) the difference of the Available Cash Election Amount less the Cash Election Amount divided by (y) the number of Stock Electing Shares; and

(2)	a number of JBT Offer Shares equal to the quotient of (x) the Available Stock Election Amount divided by (y) the number of Stock Electing Shares.

For purposes of this Agreement,

“Available Cash Election Amount” means (i) the product of EUR 1.26 multiplied by the total number of Marel Shares tendered into the Tender Offer as at the Expiration Date, minus (ii) the aggregate amount of cash to be paid in respect of all Mixed Election Shares.

“Available Stock Election Amount” means (i) the product of 0.0265 multiplied by the total number of Marel Shares tendered into the Tender Offer as at the Expiration Date minus (ii) the aggregate amount of JBT Offer Shares to be paid in respect of all Mixed Election Shares.

“Cash Election Amount” means the product of (i) the number of Cash Electing Shares multiplied by (ii) EUR 3.60 (before giving effect to any adjustment pursuant to Section 3.5).

“Stock Election Amount” means the product of (i) the number of Stock Electing Shares multiplied by (ii) 0.0407 (before giving effect to any adjustment pursuant to Section 3.5).

3.6.

Conditions to the Tender Offer. The Bidder’s right and obligation to accept for exchange, and to exchange, any Marel Share validly tendered and not validly withdrawn prior to the Expiration Date will be subject to the satisfaction or waiver (as set forth in Section 12) of the conditions set forth in Section 12 (the “Closing Conditions”). Except as provided in Section 3.14, the Bidder shall not (a) change the Consideration (other than pursuant to Section 3.5) or (b) add conditions to the Offer Document or the Tender Offer without the consent of each of JBT and the Company.

3.7.

Other Terms of the Tender Offer. The Company hereby confirms that, as of the date hereof, and based on the Company’s review of the results through the date hereof of an inquiry as to U.S. holders of Marel Shares made by the Company in accordance with Instruction 2 to subsections (c) and (d) of Exchange Act Rule 14d-1 at JBT’s request, the percentage of outstanding Marel Shares held by U.S. holders constitutes less than 40% of the outstanding Marel Shares. The Parties agree to comply with, and agree that the terms and conditions of the Tender Offer shall be conducted so as to comply with, to the extent applicable, Regulation 14E of the Exchange Act, as modified by any applicable exemptions pursuant to Rule 14d-1(d)(2) under the Exchange Act.

3.8.

Closing of the Tender Offer. Subject to the prior satisfaction or waiver of the Closing Conditions, the Bidder shall promptly settle the Tender Offer in accordance with its terms and applicable Law, and accept for exchange, and exchange, all Marel Shares validly tendered and not validly withdrawn pursuant to the Tender Offer (such settlement and exchange, the “Closing”, and the time that the Bidder accepts for exchange, and exchanges, all of the Marel Shares validly tendered and not validly withdrawn, the “Offer Closing Time”).

3.9.

Squeeze Out. Provided that the Minimum Acceptance Condition has been satisfied and to the extent permitted under applicable Law, within three (3) months of the Offer Closing Time the Bidder (or a permitted assignee of the Bidder pursuant to Section 16.1(a) hereof) shall launch a squeeze out process in accordance with Article 110 of the Icelandic Takeover Act for any remaining Marel Shares that were not acquired in the Tender Offer (the “Squeeze Out”). From and after the Offer Closing Time, the Parties shall fully co-operate in the Squeeze Out, including approving the Squeeze Out and sending and issuing notifications to the remaining shareholders of the Company through the Company´s public news system and facilitating any payments.

3.10.

Merger. If immediately following the Offer Closing Time the Bidder owns less than 90% of the outstanding Marel Shares, the Bidder may initiate a merger process (the “Merger”) between the Bidder (or a wholly-owned Subsidiary thereof) and the Company in accordance with Article 119 of the Icelandic Act on Public Limited Liability Companies, No 2/1995 or other applicable Law or take other corporate actions to acquire all of the outstanding Marel Shares. If such merger process or other corporate action is initiated, the Company shall co-operate with the Bidder in order to implement the Merger (or other corporate action) as promptly as reasonably practicable, including approving the applicable merger plan or other plan of corporate action, calling shareholders’ meetings and issuing notifications to the shareholders of the Company through the Company’s public news system and facilitating any payments; provided, that the remaining owners of Marel Shares that were not acquired in the Tender Offer are entitled to receive substantially the same consideration for their Marel Shares as was offered in the Tender Offer.

3.11.	Effect of the Tender Offer on Marel Stock Options.

(a)

At the Closing, in accordance with the terms of the Marel Stock Option Plan, each stock option with respect to Marel Shares (whether granted pursuant to the Marel Stock Option Plan or otherwise, a “Marel Stock Option”) that was granted prior to the date hereof and remains outstanding as of immediately prior to the Closing with an exercise price per share less than the Marel Closing Price, whether vested or unvested, will automatically, without any action on the part of JBT, the Company or the holder thereof, be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product of (i) the number of shares of Marel Shares subject to such Marel Stock Option as of immediately prior to the Closing and (ii) the excess, if any, of the Marel Closing Price over the exercise price per share of such Marel Stock Option (the “Option Consideration”). Each Marel Stock Option with an exercise price per share equal to or greater than the Marel Closing Price will be cancelled without any action on the part of the holder thereof and without any cash payment being made in respect thereof.

(b)

Any Marel Stock Option that is granted from and after the date hereof (a “Marel Interim Period Option”) or any other equity or equity based compensation award granted by the Company from or after the date hereof (“Marel Interim Period Other Award” and, together with Marel Interim Period Options, “Marel Interim Period Awards”), in each case, as expressly permitted under Section 6.1(c) of the Company Disclosure Letter shall not vest by virtue of the occurrence of the Closing. Upon the Closing, and without any action by JBT, the Company or the holder thereof, each Marel Interim Period Award shall cease to represent an award with respect to Marel Shares and be automatically converted into an award with respect to JBT Shares (such award, a “Converted Award”) of comparable value (taking into account the relative differences in the trading prices of Marel Shares and JBT Shares, the applicable exercise price, if any, and other features of the Marel Interim Period Award) and in such form as determined by JBT in good faith consultation with the Company; provided, however, that the exercise price and the number of JBT Shares purchasable or issuable, as applicable, pursuant to the Converted Award shall be determined in a manner consistent with the requirements of all applicable Laws. Immediately following the Closing, each Converted Award shall continue to be governed by the same terms and conditions regarding vesting and forfeiture as were applicable to the corresponding Marel Interim Award immediately prior to the Closing.

(c)

Prior to the Closing, the Marel Board (or, if appropriate, any committee thereof) shall take all such actions as are necessary to approve and effectuate Section 3.11(a), including making any determinations or adopting resolutions of the Marel Board or a committee thereof or any administrator of any Company Benefit Plan as may be necessary. JBT shall take such actions as are necessary for the conversion of the Marel Interim Awards pursuant to Section 3.11(b), including with respect to the reservation, issuance and listing of shares of JBT Shares to the extent necessary to effectuate the transactions contemplated by Section 3.11(b).

3.12.

Dutch Delisting. Prior to the Expiration Date, each of the Parties shall cooperate with the other Party in taking, or causing to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Euronext Amsterdam to enable the de-listing of Marel Shares from the Euronext Amsterdam; provided that such delisting shall not be effective until immediately after the Offer Closing Time.

3.13.

Cooperation to Transmit the Tender Offer. In connection with the Tender Offer, unless the Company has effected a Change in Marel Recommendation, the Company shall, to the extent consistent with applicable Law, continue to promptly furnish JBT and the Bidder with such information and assistance as the Bidder or its agent(s) may reasonably request for the purpose of communicating the Tender Offer to the record and beneficial holders of Marel Shares.

3.14.

Required Amendments. Notwithstanding anything to the contrary in this Agreement, nothing shall require the Parties to agree to amend or waive any Closing Condition or any of the other terms of this Agreement or to impose additional terms or conditions to the Tender Offer without the prior written consent of both JBT and the Company; provided, however, that each Party shall agree, and undertake to, implement such amendment or waiver or otherwise impose such additional term or condition to the Tender Offer or this Agreement, as the case may be, required by the FSA, Nasdaq Iceland or the SEC and necessary to consummate the Transaction to the extent such amendment, waiver or additional term or condition is not adverse in any material respect to either the JBT Group or the JBT stockholders, on the one hand, with respect to any amendment, waiver or other implementation of an additional term or condition to be agreed, undertaken or implemented by JBT or the Bidder, or the Marel Group or the Marel shareholders, on the other hand, with respect to any amendment, waiver or other implementation of an additional term or condition to be agreed, undertaken or implemented by the Company (it being agreed that (a) any change as to the form (other than de minimis changes to the extent required under the applicable Laws of Iceland) or any increase in the aggregate amount (other than de minimis changes relating to the treatment of fractional shares) of the Consideration payable pursuant to this Agreement or the addition or removal of, or any change to, any closing condition, in each case, that is adverse to JBT shall be deemed to be so adverse to the JBT Group and the JBT stockholders, (b) any change as to the form (other than de minimis changes to the extent required under the applicable Laws of Iceland) or any decrease in the aggregate amount (other than de minimis changes relating to the treatment of fractional shares) of the Consideration payable pursuant to this Agreement or the addition or removal of, or any change to, any closing condition, in each case, that is adverse to the Company shall be deemed to be so adverse to the Marel Group and the Marel shareholders, and (c) no Required Amendment to be agreed, undertaken or implemented by JBT or the Bidder as a result of the mandatory application of the Laws of Iceland, the Exchange Act or the Securities Act and arising from a purchase of Marel Shares by the Bidder or any of its Affiliates outside the Tender Offer shall be deemed to be so adverse to the JBT Group or the JBT Stockholders) (such amendment, waiver or additional term or condition that is required to be implemented by JBT, the Bidder or the Company pursuant to this Section 3.14, a “Required Amendment”).

3.15.

Withholding Rights. Each of JBT, the Bidder, any other Affiliate of JBT and any paying agents or custodians appointed by JBT or the Bidder shall be entitled to deduct and withhold from any amounts payable to any Person pursuant to or in connection with this Agreement, the Tender Offer or the Squeeze Out such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Tax Law (whether Icelandic or otherwise). To the extent that amounts are so deducted and withheld and paid over to the relevant Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 4

Reasoned Statement by the Marel Board on the Tender Offer

4.1.	Reasoned Statement.

(a)

On the Commencement Date, or else as promptly as practicable following the publication of the Offer Document and in any event no later than the Business Day thereafter, the Marel Board will publish a reasoned statement of the Marel Board pursuant to paragraph 5 of Article 104 of the Icelandic Takeover Act (together with any amendments made in accordance with this Section 4.1 or supplements thereto and including exhibits thereto, the “Reasoned Statement”), and, to the extent applicable, Rule 14e-2 under the Exchange Act, regarding the Tender Offer, substantially in the form of the most recent draft delivered by the Company or its Representatives to JBT prior to the Parties entering into this Agreement (other than with respect to any sections not yet included in such draft); provided, however, that the Company may amend or supplement such provided form of Reasoned Statement to the extent that the Marel Board determines in good faith that such amendments or supplements are reasonably required; provided further, that the Company shall afford JBT a reasonable opportunity to review and comment on any such amendments or supplements prior to the publication of the Reasoned Statement, with the Company giving due and good faith consideration to any such reasonable comments. The Company shall use its reasonable best efforts to cause the Reasoned Statement to comply in all material respects with the requirements of applicable Law. For the avoidance of doubt, nothing in this Section 4.1 shall be deemed to impair, limit or otherwise restrict in any manner the rights and obligations of the Company and the Marel Board pursuant to Section 4.2 and Section 5.1, and any amendment or supplement to the provided form of Reasoned Statement made pursuant to this Section 4.1 and Section 5.1 shall be consistent in all respects with the rights and obligations of the Company and the Marel Board set forth in Section 4.2 and Section 5.1.

4.2.

Marel Recommendation. Subject to the terms and conditions of this Agreement, the Marel Board will confirm in its Reasoned Statement that, in its opinion, (a) it supports the Tender Offer, including the price and other terms thereof, (b) it recommends that the holders of Marel Shares tender their Marel Shares into the Tender Offer (such recommendation on the terms and conditions of this Agreement, the “Marel Recommendation”), and (c) it believes that the consummation of the Transaction will have a positive effect on the interests of the Company and its management and employees.

4.3.

Change in Marel Recommendation. In the event that on or after the date of this Agreement and until the Expiration Date, the Marel Board (a) fails to include the Marel Recommendation in its Reasoned Statement, (b) withdraws, modifies or qualifies the Marel Recommendation in a manner that is adverse to JBT or the Bidder (or makes any public statement of its intent to withdraw, modify or qualify the Marel Recommendation in such adverse manner), (c) approves, adopts or recommends a Company Acquisition Proposal, or (d) after receipt by the Company of a Company Acquisition Proposal or public announcement of a Company Acquisition Proposal, fails to reaffirm the Marel Recommendation within ten (10) Business Days after any written request by JBT to do so (provided, that JBT may make no more than one (1) such request for each such Company Acquisition Proposal (provided further that JBT may make one (1) additional request for each material modification to each such Company Acquisition Proposal)), such failure to make such recommendation, any such withdrawal, modification or qualification (or public statement of intent of the same), any such approval, adoption or recommendation or any such failure to reaffirm shall be referred to herein as a “Change in Marel Recommendation”.

4.4.

Permitted Change in Marel Recommendation. From the date of this Agreement until the Expiration Date, except as otherwise permitted by Section 5.1, the Marel Board shall not (a) effect a Change in Marel Recommendation or (b) authorize, cause or permit Marel or any of its Subsidiaries to enter into any letter of intent, agreement, commitment or agreement in principle providing for any Company Acquisition Proposal (other than a confidentiality agreement entered into in accordance with Section 5.1(c)).

Section 5

Acquisition Proposals; Intervening Events

5.1.	Company Acquisition Proposals; Company Intervening Events.

(a)

Except as otherwise permitted pursuant to this Section 5.1, from and after the date hereof, the Company agrees that neither it nor any of its Subsidiaries nor any of their respective officers or directors (including any member of the Marel Board) shall, and that it shall instruct its and its Subsidiaries’ Representatives not to, directly or indirectly (in each case other than with JBT, the Bidder, Eyrir Invest hf. (“Eyrir”) (provided, however, that any contact with Eyrir or its Affiliates or Representatives shall be limited to communication that is related to, and in furtherance of the consummation of, the Transaction, except as may otherwise be permitted pursuant to this Section 5.1) and their respective Affiliates and Representatives): (i) initiate, solicit, propose or knowingly encourage any inquiries or the making, submission or announcement of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Acquisition

Proposal; (ii) engage in, continue or otherwise participate in any discussions or negotiations relating to any Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal; (iii) provide any non-public information or data to any Person in relation to a Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal; or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, business combination agreement, option agreement or other similar agreement or agree to do any of the foregoing under this clause (iv) related to any Company Acquisition Proposal.

(b)

Subject to applicable Law, the Company shall promptly (and, in any event, within twenty-four (24) hours) after (i) receipt of a Company Acquisition Proposal, (ii) receipt of any request for information in connection with a Company Acquisition Proposal or (iii) any discussions or negotiations with respect to a Company Acquisition Proposal that are sought to be initiated or continued with such party, provide (A) JBT with written notice of the material terms and conditions of such Company Acquisition Proposal, request or inquiry, the identity of the Person making any such Company Acquisition Proposal, proposal, offer or request, and the most current version of the relevant transaction agreement or transaction proposal and any material agreements or documents ancillary thereto, including any schedule, exhibit and annex thereto and (B) thereafter promptly provide JBT with oral and written notice setting forth all such information as is reasonably necessary to keep JBT informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Company Acquisition Proposal, request or inquiry.

(c)

Notwithstanding anything in this Agreement to the contrary, the Company or the Marel Board, directly or indirectly, including through any Affiliates or directors or other Representatives, shall be permitted to:

(1)

make any disclosures in compliance with applicable Law, including the Icelandic Takeover Act (including paragraph 2 of Article 104 of the Icelandic Takeover Act), the publication requirements under the Market Abuse Regulation or Rule 14e-2 under the Exchange Act or as reasonably necessary to hold a Marel shareholder vote on, and otherwise effect if approved by such vote, a Mandated Marel Shareholder Action; provided, however, that if such disclosure has the effect of withdrawing, modifying or qualifying the Marel Recommendation in a manner adverse to JBT or the Bidder, such disclosure shall be deemed to be a Change in Marel Recommendation and JBT shall have the right to terminate this Agreement as set forth in Section 13, unless the Company expressly reaffirms the Marel Recommendation in such disclosure;

(2)	after complying with Section 5.1(d) and prior to the Offer Closing Time,

(i)

effect a Change in Marel Recommendation in response to a Company Superior Proposal and terminate this Agreement pursuant to Section 13.3(c) if (A) such Change in Marel Recommendation is made in response to a Company Acquisition Proposal that the Marel Board concludes in good faith (after consultation, as applicable, with the Company’s outside legal counsel and financial advisor) constitutes a Company Superior Proposal, (B) the Marel Board determines in good faith (after consultation, as applicable, with the Company’s outside legal counsel and financial advisor) that the failure to effect such Change in Marel Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under the applicable Laws of Iceland and (C) such Company Acquisition Proposal did not result from a breach, in any material respect, of Section 5.1(a), or

(ii)

effect a Change in Marel Recommendation in response to a Company Intervening Event if the Marel Board determines in good faith (after consultation, as applicable, with the Company’s outside legal counsel and financial advisor) that the failure to effect such Change in Marel Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under the applicable Laws of Iceland;

(3)

prior to the Offer Closing Time, engage, enter into or participate in any discussions or negotiations with, or provide any information or data to, any Person (provided that any such non-public information has previously been made available to, or is made available to JBT prior to or substantially concurrently with the time such information is made available to such Person (and in any event within one (1) Business Day thereafter)) in response to a Company Acquisition Proposal by any such Person that did not result from a breach, in any material respect, of Section 5.1(a), if the Marel Board determines in good faith (after consultation, as applicable, with the Company’s outside legal counsel and financial advisor) that (i) the Company Acquisition Proposal either constitutes a Company Superior Proposal or would reasonably be expected to result in a Company Superior Proposal, and (ii) the failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties under the applicable Laws of Iceland, provided that prior to providing any information or data to any Person in connection with such Company Acquisition Proposal, the Marel Board receives from such Person an executed confidentiality agreement with confidentiality terms no less restrictive than those contained in the Confidentiality Agreement (which shall not, for the sake of clarity, be required to contain any “standstill,” “no contact” or similar provisions) and which does not restrict or prohibit the Company’s compliance with this Section 5.1. In furtherance of this Section 5.1(c)(3), the Company, the Marel Board and their respective Affiliates and Representatives may (A) seek to clarify and understand the terms and conditions of any inquiries, proposals or offers made by any Person to determine whether such inquiry, proposal or offer constitutes or could reasonably be expected to lead to a Company Acquisition Proposal or a Company Superior Proposal, (B) inform a Person that has made such inquiry, proposal or offer of the provisions of this Section 5.1, or (C) waive (on a confidential non-public basis) any “standstill,” “no contact” or similar provisions in any agreement to the extent that failure to waive such provisions would reasonably be expected to be inconsistent with the Marel Board’s fiduciary duties under the applicable Laws of Iceland; and

(4)

within five (5) Business Days following the commencement of the Tender Offer pursuant to Section 3.1, effect a Change in Marel Recommendation if the material terms of the Offer Document differ in any material respect from the terms set forth in this Agreement (provided that, for purposes of this Section 5.1(c)(4), any differences arising out of any Required Amendments shall not be considered), and the Marel Board determines in good faith (after consultation, as applicable, with the Company’s outside legal counsel and financial advisor) that the failure to effect such Change in Marel Recommendation in response to such material difference would reasonably be expected to be inconsistent with the Marel Board’s fiduciary duties under the applicable Laws of Iceland.

(d)

Prior to effecting any Change in Marel Recommendation pursuant to Section 5.1(c)(2), the Company, on behalf of the Marel Board, shall provide JBT written notice (the “Marel Change in Recommendation Notice”) of the Company’s intention to effect a Change in Marel Recommendation, which notice, in respect of a Company Intervening Event, will describe in reasonable detail the facts and circumstances that are the basis for the proposed action, and in respect of a Company Superior Proposal, will identify the Person making the Company Superior Proposal and describe the material terms and conditions of any such Company Superior Proposal that is the basis of the proposed action (and attaching copies of all agreements or other material documents evidencing such Company Superior Proposal), at least five (5) Business Days prior to effecting a Change in Marel Recommendation, and the Company and JBT shall negotiate (to the extent JBT notifies the Company of its desire to do so in writing) in good faith during such five (5)-Business Day period with respect to any modifications to the terms of the Transaction that are proposed by JBT, and the Company shall consider any such proposed modifications in determining in good faith (after consultation, as applicable, with the Company’s outside legal counsel and financial advisor) whether, as applicable, (i) such Company Acquisition Proposal still constitutes a Company Superior Proposal for the Company or (ii) such Company Intervening Event still constitutes an Company Intervening Event, and whether the failure to take action to effect a Change in Marel Recommendation would still reasonably be expected to be inconsistent with the Marel Board’s fiduciary duties under the applicable Laws of Iceland, in each case, notwithstanding such proposed modifications; provided that, with respect to a Company Superior Proposal, in the event of a subsequent modification to the material terms of such Company Superior Proposal during such negotiation period, the Company shall provide JBT with a new Marel Change in Recommendation Notice and a new negotiation period between the Company and JBT shall commence, except that such new negotiation period shall be at least three (3) Business Days prior to the Marel Board effecting a Change in Marel Recommendation (rather than the five (5) Business Days otherwise contemplated by the foregoing).

(e)

The Company agrees that it will, and will cause its officers and directors and its Subsidiaries to, and instruct its other Representatives and such Subsidiaries’ Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any Person (other than JBT and its Subsidiaries and its and their respective Representatives) conducted heretofore with respect to any Company Acquisition Proposal or proposal that would reasonably be expected to lead to a Company Acquisition Proposal. The Company agrees that it will (a) promptly inform its and its Subsidiaries’ Representatives of and (b) be responsible for any breach by any of its and its Subsidiaries’ Representatives of, the obligations undertaken in this Section 5.1 (and any such breach by its and its Subsidiaries’ Representatives shall be deemed to be a breach of this Section 5.1 by the Company).

(f)

Subject to Section 5.1(c)(3), the Company shall not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its Subsidiaries is a party and that was entered into in connection with a potential Company Acquisition Proposal, and shall enforce, under applicable Law, the terms of any such agreement, including by obtaining injunctions to enforce specifically the terms thereof.

5.2.	JBT Acquisition Proposals; JBT Intervening Events.

(a)

Except as otherwise permitted pursuant to this Section 5.2, from and after the date hereof, JBT agrees that neither it nor any of its Subsidiaries nor any of their respective officers or directors (including any member of the JBT Board) shall, and that it shall instruct its and its Subsidiaries’ Representatives not to, directly or indirectly (in each case other than with the Company and its Affiliates and Representatives): (i) initiate, solicit, propose or knowingly encourage any inquiries or the making, submission or announcement of any proposal or offer that constitutes, or would reasonably be expected to lead to, a JBT Acquisition Proposal; (ii) engage in, continue or otherwise participate in any discussions or negotiations relating to any JBT Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a JBT Acquisition Proposal; (iii) provide any non-public information or data to any Person in relation to a JBT Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a JBT Acquisition Proposal; or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, business combination agreement, option agreement or other similar agreement or agree to do any of the foregoing under this clause (iv) related to any JBT Acquisition Proposal.

(b)

Subject to applicable Law, JBT shall promptly (and in any event within twenty-four (24) hours) after (i) receipt of a JBT Acquisition Proposal, (ii) receipt of any request for information in connection with a JBT Acquisition Proposal or (iii) any discussions or negotiations with respect to a JBT Acquisition Proposal that are sought to be initiated or continued with such party, provide (A) the Company with written notice of the material terms and conditions of such JBT Acquisition Proposal, request or inquiry, the identity of the Person making any such JBT Acquisition Proposal, proposal, offer or request, and the most current version of the relevant transaction agreement or transaction proposal and any material agreements or documents ancillary thereto, including any schedule, exhibit and annex thereto and (B) thereafter promptly and on a current basis provide the Company with oral and written notice setting forth all such information as is reasonably necessary to keep the Company informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such JBT Acquisition Proposal, request or inquiry.

(c)	Notwithstanding anything in this Agreement to the contrary, JBT or the JBT Board, directly or indirectly, including through any Affiliates or directors or other Representatives, shall be permitted to:

(1)

make any disclosures in compliance with applicable Law or issue a “stop, look and listen” pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided however, that if such disclosure has the effect of withdrawing, modifying or qualifying the JBT Recommendation in a manner adverse to the Company, such disclosure shall be deemed to be a Change in JBT Recommendation and the Company shall have the right to terminate this Agreement as set forth in Section 13, unless JBT expressly reaffirms the JBT Recommendation in such disclosure;

(2)	after complying with Section 5.2(d) and prior to obtaining the JBT Stockholder Approval,

(i)

effect a Change in JBT Recommendation in response to a JBT Superior Proposal and terminate this Agreement pursuant to Section 13.4(d) if (A) such Change in JBT Recommendation is made in response to a JBT Acquisition Proposal that the JBT Board concludes in good faith (after consultation, as applicable, with JBT’s outside legal counsel and financial advisor) constitutes a JBT Superior Proposal, (B) the JBT Board determines in good faith (after consultation, as applicable, with JBT’s outside legal counsel and financial advisor) that the failure to effect such Change in JBT Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under the applicable Laws of Delaware and (C) such JBT Acquisition Proposal did not result from a breach, in any material respect, of Section 5.2(a), or

(ii)

effect a Change in JBT Recommendation in response to a JBT Intervening Event if the JBT Board determines in good faith (after consultation, as applicable, with JBT’s outside legal counsel and financial advisor) that the failure to effect such Change in JBT Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under the applicable Laws of Delaware; and

(3)

prior to obtaining the JBT Stockholder Approval, engage, enter into or participate in any discussions or negotiations with, or provide any information or data to, any Person (provided that any such non-public information has previously been made available to, or is made available to the Company prior to or substantially concurrently with the time such information is made available to such Person (and in any event within one (1) Business Day thereafter)) in response to a JBT Acquisition Proposal by any such Person that did not result from a breach, in any material respect, of Section 5.2(a) if the JBT Board determines in good faith (after consultation, as applicable, with JBT’s outside legal counsel and financial advisor) that (i) the JBT Acquisition Proposal either constitutes a JBT Superior Proposal or would reasonably be expected to result in a JBT Superior Proposal, and (ii) the failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties under the applicable Laws of Delaware, provided that prior to providing any information or data to any Person in connection with such JBT Acquisition Proposal, the JBT Board receives from such Person an executed confidentiality agreement with confidentiality terms no less restrictive than those contained in the Confidentiality Agreement (which shall not, for the sake of clarity, contain any “standstill,” “no contact” or similar provisions) and which does not restrict or prohibit JBT’s and the Bidder’s compliance with this Section 5.2. In furtherance of this Section 5.2(c)(3), JBT, the JBT Board and their respective Affiliates and Representatives may (A) seek to clarify and understand the terms and conditions of any inquiries, proposals or offers made by any Person to determine whether such inquiry, proposal or offer constitutes or could reasonably be expected to lead to a JBT Acquisition Proposal or a JBT Superior Proposal, (B) inform a Person that has made such inquiry, proposal or offer of the provisions of this Section 5.2, or (C) waive (on a confidential non-public basis) any “standstill,” “no contact” or similar provisions in any agreement to the extent that failure to waive such provisions would reasonably be expected to be inconsistent with the JBT Board’s fiduciary duties under the applicable Laws of Delaware.

(d)

Prior to effecting any Change in JBT Recommendation, JBT, on behalf of the JBT Board, shall provide the Company written notice (the “JBT Change in Recommendation Notice”) of JBT’s intention to effect a Change in JBT Recommendation, which notice, in respect of a JBT Intervening Event, will describe in reasonable detail the facts and circumstances that are the basis for the proposed action, and in respect of a JBT Superior Proposal, will identify the Person making the JBT Superior Proposal and describing the material terms and conditions of any such JBT Superior Proposal that is the basis of the proposed action (and attaching copies of all agreements or other material documents evidencing such JBT Superior Proposal), at least five (5) Business Days prior to effecting a Change in JBT Recommendation, and the Company and JBT shall negotiate (to the extent the Company notifies JBT of its desire to do so in writing) in good faith during such five (5)-Business Day period with respect to any modifications to the terms of the Transaction that are proposed by the Company, and JBT shall consider any such proposed modifications in determining in good faith (after consultation, as applicable, with JBT’s outside legal counsel and financial advisor) whether, as applicable, (i) such JBT Acquisition Proposal still constitutes a JBT Superior Proposal for JBT or (ii) such JBT Intervening Event still constitutes a JBT Intervening Event, and whether the failure to take action to effect a Change in JBT Recommendation would still reasonably be expected to be inconsistent with the JBT Board’s fiduciary duties under the applicable Laws of Delaware, in each case, notwithstanding such proposed modifications; provided, however, that, with respect to a JBT Superior Proposal, in the event of a subsequent modification to the material terms of such JBT Superior Proposal during such negotiation period, JBT shall provide the Company with a new JBT Change in Recommendation Notice and a new negotiation period between the Company and JBT shall commence, except that such new negotiation period shall be at least three (3) Business Days prior to the JBT Board effecting a Change in JBT Recommendation (rather than the five (5) Business Days otherwise contemplated by the foregoing).

(e)

JBT agrees that it will, and will cause its officers and directors and its Subsidiaries to, and instruct its other Representatives and such Subsidiaries’ Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any Person (other than the Company and its Subsidiaries and its and their respective Representatives) conducted heretofore with respect to any JBT Acquisition Proposal or proposal that would reasonably be expected to lead to a JBT Acquisition Proposal. JBT agrees that it will (i) promptly inform its and its Subsidiaries’ Representatives of and (ii) be responsible for any breach by any of its and its Subsidiaries’ Representatives of, the obligations undertaken in this Section 5.2 (and any such breach by its and its Subsidiaries’ Representatives shall be deemed to be a breach of this Section 5.2 by JBT).

(f)

Subject to Section 5.2(c)(3), JBT shall not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its Subsidiaries is a party and that was entered into in connection with a potential JBT Acquisition Proposal, and shall enforce, under applicable Law, the terms of any such agreement, including by obtaining injunctions to enforce specifically the terms thereof.

5.3.	For the purpose of this Agreement:

(a)

“Company Acquisition Proposal” means (i) any proposal, offer, inquiry or indication of interest relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving the Company or (ii) any acquisition by any Person or group resulting in, or any proposal, offer, inquiry or indication of interest that if consummated would result in, any Person or group becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power or of any class of equity securities of the Company or 15% or more of the consolidated net revenues, net income or total assets (it being understood that assets include equity securities of Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement or involving JBT, the Bidder and their respective Affiliates.

(b)

“Company Intervening Event” means any material effect, change, event, development or occurrence with respect to the Marel Group that was not known or reasonably foreseeable to the Marel Board on the date of this Agreement, which effect, change, event, development or occurrence, becomes known to the Marel Board prior to the Offer Closing Time; provided, however, that no effect, change, event, development or occurrence relating to any of the following shall constitute a Company Intervening Event: (1) receipt, existence or terms of a Company Acquisition Proposal, or the consequences thereof; (2) the fact, in and of itself, that Marel meets or exceeds any internal or published projections, budgets, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics, or any changes after the date of this Agreement in the price or trading volume of the Marel Shares (it being understood that any effect, change, event, development or occurrence underlying any of the foregoing in this clause (2) may be taken into consideration, unless otherwise excluded by the exceptions to this definition); and (3) changes in general economic or geopolitical conditions, or changes in conditions in the economy generally.

(c)

“Company Superior Proposal” means a bona fide written Company Acquisition Proposal made after the date of this Agreement that would result in a Person or group becoming the beneficial owner of, directly or indirectly, more than 50% of the total voting power of the equity securities of the Company, or more than 50% of the consolidated net revenues, net income or total assets (including equity securities of its Subsidiaries), of the Company that the Marel Board has determined in good faith, after consultation, as applicable, with the Company’s outside legal counsel and financial advisor, taking into account all legal, financial, financing and regulatory aspects of the Company Acquisition Proposal, the identity of the Person(s) making the proposal and the likelihood of the Company Acquisition Proposal being consummated in accordance with its terms, that, if consummated, would result in a transaction (after taking into account any revisions to the terms of this Agreement proposed by JBT pursuant to Section 5.1(d)) (i) more favorable to the shareholders of the Company from a financial point of view than the transactions contemplated by this Agreement, and (ii) that is reasonably likely to be completed, taking into account any regulatory, financing or approval requirements and any other aspects considered relevant by the Marel Board.

(d)

“JBT Acquisition Proposal” means (i) any proposal, offer, inquiry or indication of interest relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving JBT or (ii) any acquisition by any Person or group resulting in, or any proposal, offer, inquiry or indication of interest that if consummated would result in, any Person or group becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power or of any class of equity securities of JBT or 15% or more of the consolidated net revenues, net income or total assets (it being understood that assets include equity securities of Subsidiaries) of JBT, in each case other than the transactions contemplated by this Agreement or involving the Company and its Affiliates.

(e)

“JBT Intervening Event” means any material effect, change, event, development or occurrence with respect to the JBT Group that was not known or reasonably foreseeable to the JBT Board on the date of this Agreement, which effect, change, event, development or occurrence, becomes known to the JBT Board prior to obtaining the JBT Stockholder Approval; provided, however, that no effect, change, event, development or occurrence relating to any of the following shall constitute a JBT Intervening Event: (1) receipt, existence or terms of a JBT Acquisition Proposal, or the consequences thereof; (2) the fact, in and of itself, that JBT meets or exceeds any internal or published projections, budgets, forecasts, estimates or predictions of revenue, earnings, or any changes after the date of this Agreement in the price or trading volume of the JBT Shares (it being understood that the event or circumstance underlying any of the foregoing in this clause (2) may be taken into consideration, unless otherwise excluded by the exceptions to this definition); and (3) changes in general economic or geopolitical conditions, or changes in conditions in the economy generally.

(f)

“JBT Superior Proposal” means a bona fide written JBT Acquisition Proposal made after the date of this Agreement that would result in a Person or group becoming the beneficial owner of, directly or indirectly, more than 50% of the total voting power of the equity securities of JBT, or more than 50% of the consolidated net revenues, net income or total assets (including equity securities of its Subsidiaries), of JBT that the JBT Board has determined in good faith, after consultation, as applicable, with JBT’s outside legal counsel and financial advisor, taking into account all legal, financial, financing and regulatory aspects of the JBT Acquisition Proposal, the identity of the Person(s) making the proposal and the likelihood of the JBT Acquisition Proposal being consummated in accordance with its terms, that, if consummated, would result in a transaction (after taking into account any revisions to the terms of this Agreement proposed by the Company pursuant to Section 5.2(d)) (i) more favorable to the shareholders of JBT from a financial point of view than the transactions contemplated by this Agreement, and (ii) that is reasonably likely to be completed, taking into account any regulatory, financing or approval requirements and any other aspects considered relevant by the JBT Board.

Section 6

Covenants

6.1.

Marel Interim Operations. From the date of this Agreement until the earlier of the Offer Closing Time (or, if later, the closing of the Squeeze Out) and the valid termination of this Agreement pursuant to Section 13, except (i) with the prior written consent of JBT (not to be unreasonably withheld, conditioned or delayed), (ii) as required by applicable Law (including (x) paragraph 2 of Article 104 of the Icelandic Takeover Act and (y) that the Marel Board may convene a shareholders meeting to decide on any action otherwise prohibited by this Section 6.1 if the Marel Board reasonably determines in good faith (after consultation with the Company’s outside legal counsel) that failure to submit such proposal to a vote of Marel shareholders would reasonably be expected to be inconsistent with the Marel Board’s fiduciary duties under the applicable Laws of Iceland), (iii) as set forth in Section 6.1 of the letter delivered by the Company to JBT on the date of this Agreement (the “Company Disclosure Letter”), (iv) as expressly contemplated by this Agreement or the Offer Document or (v) as mandated by the Marel shareholders pursuant to a validly passed shareholder resolution (such mandated action by the Company or its Subsidiaries that, disregarding the preceding clause (ii) solely with respect to clauses (x) and (y) thereof, would otherwise have been prohibited by this Section 6.1, “Mandated Marel Shareholder Action”), provided, however, that (w) subject to the preceding clause (ii), neither the Marel Board nor the Company shall knowingly encourage any Marel shareholder to submit to the Company any shareholder resolutions requiring the Marel Group to take any action otherwise prohibited by this Section 6.1, (x) the Company shall notify JBT promptly after (and in any event within two (2) Business Days after) a notice to shareholders meeting has been sent containing a Marel shareholder proposal to approve any action otherwise prohibited by this Section 6.1, (y) subject to the determination in the preceding clause (x), the Company and its Representatives shall be entitled to take such steps as are reasonably necessary to hold a Marel shareholder vote on, and otherwise effect if approved by such vote, a Mandated Marel Shareholder Action, and (z) JBT shall have the right to attend any meeting of the Marel shareholders whereupon a vote upon any action otherwise prohibited by this Section 6.1 is to be taken and to address the Marel shareholders prior to such vote otherwise in accordance with the applicable rules for such meeting, (1) the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to (x) conduct its business in the ordinary course of business consistent with past practice, (y) preserve intact the material components of its current business organizations and relationships and goodwill with material suppliers, material customers, Governmental Authorities and other material business relations and (z) keep available the services of its present executive officers, and (2) the Company shall not, and shall cause its Subsidiaries not to:

(a)

amend its or its Subsidiaries’ organizational documents other than, with respect to each Subsidiary of the Company, amendments to organizational documents that would not prohibit or hinder, impede or delay in any material respect the consummation of the transactions contemplated hereby (including the Transaction);

(b)

(i) split, combine, subdivide, or reclassify any shares of its capital stock (other than transactions (A) solely among the Company and one or more of its wholly owned Subsidiaries or (B) solely among the Company’s wholly owned Subsidiaries), (ii) amend any term or alter any rights of any of its outstanding Equity Securities, (iii) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any Equity Securities, other than (A) the declaration and payment by the Company of an annual cash dividend on the outstanding Marel Shares in an aggregate amount per annum not to exceed the lesser of (1) EUR 10 million and (2) 20% of the Marel Group’s “net result” (as calculated consistent with the Company’s annual report for the operational year 2023) for such fiscal year, with the timing of the declaration, record and payment dates in any given fiscal year to be materially consistent with the timing of the declaration, record or payment dates (as applicable) for the Company’s 2023 fiscal year and (B) dividends or distributions by a Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company or (iv) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities or any Equity Securities, other than (A) repurchases of Marel Shares in connection with the exercise, vesting or settlement of Marel Stock Options (including in satisfaction of any amounts required to be deducted or withheld under applicable Law) in accordance with the terms of such Marel Stock Options (1) outstanding as of the date of this Agreement (in accordance with their existing terms) or (2) granted after the date of this Agreement (to the extent expressly permitted by Section 6.1(b) of the Company Disclosure Letter) and (B) transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(c)

issue, sell, pledge or encumber or authorize the issuance, sale, pledge or encumbrance of, any Equity Securities, other than (i) the issuance of any Marel Shares upon the exercise, vesting or settlement of the Marel Stock Options, or the withholding of Marel Shares to satisfy tax obligations pertaining to the exercise, vesting or settlement of Marel Stock Options that, in each case, are (x) outstanding as of the date of this Agreement (in accordance with their existing terms as of the date of this Agreement), or (y) granted after the date of this Agreement (to the extent expressly permitted by Section 6.1(c) of the Company Disclosure Letter) or (ii) in connection with transactions (A) solely among the Company and one or more of its wholly owned Subsidiaries or (B) solely among the Company’s wholly owned Subsidiaries;

(d)

sell, lease, license, transfer or otherwise dispose of any Subsidiary of the Company or any assets, securities or properties of the Marel Group, other than (i) sales or dispositions of inventory, goods, services, tangible personal property (including equipment) or other immaterial assets, in each case in the ordinary course of business consistent with past practice, (ii) transactions (A) solely among the Company and one or more of its wholly owned Subsidiaries or (B) solely among the Company’s wholly owned Subsidiaries, (iii) any non-exclusive license of intellectual property entered into by the Company or by any of its Subsidiaries in the ordinary course of business consistent with past practice or (iv) any such sales, leases, licenses, transfers and dispositions for which the aggregate consideration for all such sales, leases, licenses, transfers and dispositions does not exceed $25,000,000;

(e)

(i) acquire, lease or sublease any assets or properties (including any real property), (ii) acquire any equity interest or business of any Person or (iii) acquire another business or merge with or consolidate with any other Person or enter into any binding share exchange, business combination or similar transaction with another Person or restructure, reorganize or completely or partially liquidate; in each case of (i), (ii) and (iii), for aggregate consideration (across all transactions contemplated in (i), (ii) and (iii) collectively) in excess of $30,000,000 per calendar year, provided, however, that nothing in this Section 6.1(e) shall restrict any acquisitions, leases or subleases of inventory or equipment in the ordinary course of business consistent with past practice;

(f)

(i) make any material loans, advances or capital contributions to any other Person, other than (A) loans, advances or capital contributions by the Company or any Subsidiary of the Company to or in, as applicable, the Company or one or more of its wholly owned Subsidiaries, or (B) capital contributions required under the terms of contracts in effect as of the date of this Agreement, or (ii) incur, assume, guarantee or repurchase or otherwise become liable for any indebtedness for borrowed money, issue or sell any debt securities or any options, warrants or other rights to acquire debt securities, other than (A) borrowings under the Company’s or its Subsidiaries’ existing credit facilities (as in effect as of the date of this Agreement), provided, however, that such borrowings shall be in compliance with the terms and conditions of such existing credit facilities, including any financial covenants or ratios, or (B) intercompany indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or (C) guarantees of third party indebtedness of the Company or its wholly owned Subsidiaries outstanding on the date of this Agreement;

(g)

make any material change in any method of financial accounting or financial accounting principles or practices, except for any such change required by reason of (or, in the reasonable good-faith judgment of the Company, advisable under) a change in IFRS or applicable Law;

(h)

other than in the ordinary course of business consistent with past practice, (i) make, change or revoke any material Tax election, (ii) change the annual Tax accounting period of any material Subsidiary, (iii) adopt or change any material method of Tax accounting, (iv) enter into any material closing agreement with respect to Taxes or (v) settle or surrender any material Tax claim, audit or assessment for an amount in excess of reserves therefor on the financial statements of the Company and its Subsidiaries; except for any such action being required by reason of (or, in the reasonable good-faith judgment of the Company, advisable under) a change in applicable Law, provided that no term of such settlement or surrender would be reasonably expected to materially increase the Tax liability of JBT, the Company or their respective Subsidiaries following the Closing; or

(i)	take any action that would be reasonably likely to cause JBT or any of its Subsidiaries to be in violation of applicable Trade Sanctions as of and following the Offer Closing Time.

In no event shall any action expressly prohibited to be taken by the Company or its Subsidiaries pursuant to clause (2) of this Section 6.1 constitute a breach of clause (1) of this Section 6.1. Nothing contained in this Agreement gives JBT or the Bidder, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations subject to this Agreement, including this Section 6.1.

6.2.

JBT Interim Operations. From the date of this Agreement until the earlier of the Offer Closing Time and the valid termination of this Agreement pursuant to Section 13, except (i) with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), (ii) as required by applicable Law, (iii) as set forth in Section 6.2 of the letter delivered by JBT to the Company on the date of this Agreement (the “JBT Disclosure Letter”) or (iv) as expressly contemplated by this Agreement or the Offer Document, (1) JBT shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to (x) conduct its business in the ordinary course of business consistent with past practice, (y) preserve intact the material components of its current business organizations and relationships and goodwill with material suppliers, material customers, governmental authorities and other material business relations and (z) keep available the services of its present executive officers, and (2) JBT shall not, and shall cause its Subsidiaries not to:

(a)

amend JBT’s. the Bidder’s or any of their respective Subsidiaries’ organizational documents in any manner that would prohibit or hinder, impede or delay in any material respect the consummation of the transactions contemplated hereby (including the Transaction); provided that any amendment to JBT’s certificate of incorporation to increase the authorized number of shares of the common stock of JBT to issue JBT Offer Shares shall in no way be restricted by the foregoing;

(b)

(i) split, combine, subdivide, or reclassify any shares of its capital stock (other than transactions (A) solely among JBT and one or more of its wholly owned Subsidiaries or (B) solely among JBT’s wholly owned Subsidiaries), (ii) amend any term or alter any rights of any of its outstanding Equity Securities, or (iii) declare, set aside or pay any dividend or make any other distribution payable in cash, stock, property or any combination thereof in respect of any Equity Securities, other than (A) the declaration and payment by JBT of quarterly cash dividends on the outstanding JBT Shares in an amount per quarter not to exceed $0.10 per outstanding JBT Share with the timing of the declaration, record and payment dates in any given quarter materially consistent with the timing of the declaration, record and payment dates for the comparable quarter in the prior fiscal year and (B) dividends or distributions by a Subsidiary of JBT to JBT or another Subsidiary of JBT;

(c)

issue, sell, pledge or encumber or authorize the issuance, sale, pledge or encumbrance of, any Equity Securities, other than (i) the issuance of any JBT Shares upon the exercise, vesting or settlement of any JBT Equity Awards, or the withholding of JBT Shares to satisfy tax obligations pertaining to the exercise, vesting or settlement of JBT Equity Awards that, in each case, are (A) outstanding as of the date of this Agreement (in accordance with their existing terms as of the date of this Agreement), or (B) granted after the date of this Agreement (to the extent expressly permitted by Section 6.2(c) of the JBT Disclosure Letter) or (ii) in connection with transactions (A) solely among JBT and one or more of its wholly owned Subsidiaries or (B) solely among the JBT’s wholly owned Subsidiaries;

(d)

sell, lease, license, transfer or otherwise dispose of any Subsidiary of JBT or any assets, securities or properties of the JBT Group, other than (i) sales or dispositions of inventory, goods, services, tangible personal property (including equipment) or other immaterial assets, in each case in the ordinary course of business consistent with past practice, (ii) transactions (A) solely among JBT and one or more of its wholly owned Subsidiaries or (B) solely among JBT’s wholly owned Subsidiaries, (iii) any non-exclusive license of intellectual property entered into by JBT or by any of its Subsidiaries in the ordinary course of business consistent with past practice or (iv) any such sales, leases, licenses, transfers and dispositions for which the aggregate consideration does not exceed $25,000,000;

(e)

(i) acquire, lease or sublease any assets or properties (including any real property), (ii) acquire any equity interest or business of any Person or (iii) acquire another business or merge with or consolidate with any other Person or enter into any binding share exchange, business combination or similar transaction with another Person or restructure, reorganize or completely or partially liquidate; in each case of (i), (ii) and (iii), for aggregate consideration (across all transactions contemplated in (i), (ii) and (iii) collectively) in excess of $30,000,000 per calendar year; provided, however, that nothing in this Section 6.2(e) shall restrict any acquisitions, leases or subleases of inventory or equipment in the ordinary course of business consistent with past practice;

(f)

(i) make any material loans, advances or capital contributions to any other Person, other than (A) loans, advances or capital contributions by JBT or any Subsidiary of JBT to or in, as applicable, JBT or one or more of its wholly owned Subsidiaries, or (B) capital contributions required under the terms of contracts in effect as of the date of this Agreement, or (ii) incur, assume, guarantee or repurchase or otherwise become liable for any indebtedness for borrowed money, issue or sell any debt securities or any options, warrants or other rights to acquire debt securities, other than (A) borrowings under JBT’s or its Subsidiaries’ existing credit facilities (as in effect as of the date of this Agreement), provided, however, that such borrowings shall be in compliance with the terms and conditions of such existing credit facilities, including any financial covenants or ratios, or the Debt Financing pursuant to Section 11.1, (B) intercompany indebtedness among JBT and its wholly owned Subsidiaries or among the JBT’s wholly owned Subsidiaries or (C) guarantees of third party indebtedness of JBT or its wholly owned Subsidiaries outstanding on the date of this Agreement;

(g)

make any material change in any method of financial accounting or financial accounting principles or practices, except for any such change required by reason of (or, in the reasonable good-faith judgment of JBT, advisable under) a change in GAAP or applicable Law;

(h)

other than in the ordinary course of business consistent with past practice, (i) make, change or revoke any material Tax election, (ii) change the annual Tax accounting period of any material Subsidiary, (iii) adopt or change any material method of Tax accounting, (iv) enter into any material closing agreement with respect to Taxes or (v) settle or surrender any material Tax claim, audit or assessment for an amount in excess of reserves therefor on the financial statements of JBT and its Subsidiaries; except for any such action being required by reason of (or, in the reasonable good-faith judgment of JBT, advisable under) a change in applicable Law, provided that no term of such settlement or surrender would be reasonably expected to materially increase the Tax liability of JBT, the Company or their respective Subsidiaries following the Closing; or

(i)	take any action that would be reasonably likely to cause JBT or any of its Subsidiaries to be in violation of applicable Trade Sanctions as of and following the Offer Closing Time.

In no event shall any action expressly prohibited to be taken by JBT or its Subsidiaries pursuant to clause (2) of this Section 6.2 constitute a breach of clause (1) of this Section 6.2. Nothing contained in this Agreement gives the Company, directly or indirectly, the right to control or direct JBT’s or any of its Subsidiaries’ operations prior to the Closing. Prior to the Closing, JBT shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations subject to this Agreement, including this Section 6.2.

6.3.	Dutch Consultation Covenant. From the date of this Agreement until the Offer Closing Time and the valid termination of this Agreement pursuant to Section 13:

(a)

The Parties agree to take the following actions with respect to consultation procedure pursuant to article 25, paragraph 1, of the Dutch Works Councils Act (Wet op de ondernemingsraden) (the foregoing act, the “Dutch WCA,” and the foregoing consultation procedure pursuant to the Dutch WCA, the “Dutch Consultation”) with (i) the central works council of Marel Holding B.V. (the “Company Dutch WC”) and (ii) any competent Dutch works council within the JBT Group (the “JBT Dutch WC”), as the case may be:

(1)

in accordance with the Dutch WCA, as soon as reasonably practicable after the date of this Agreement but in any event no later than ten (10) Business Days after the date of this Agreement, the Company (in respect of the Company Dutch WC) and JBT (in respect of the JBT Dutch WC) shall initiate the Dutch Consultation with the Company Dutch WC and the JBT Dutch WC, respectively, by preparing and (after having shared a draft with JBT and the Company, respectively, and considering in good faith any reasonable comments provided by JBT or the Company, as applicable, within three (3) Business Days after submission of such draft) submitting a request for advice (adviesaanvraag) with respect to the Transaction to the Company Dutch WC and the JBT Dutch WC, respectively;

(2)

the Parties shall use their reasonable best efforts to complete the Dutch Consultation with the Company Dutch WC and the JBT Dutch WC in accordance with this Section 6.3 as soon as practicable and the Parties shall act promptly in relation to their respective dealings with the Company Dutch WC and the JBT Dutch WC;

(3)

each Party shall promptly provide all assistance reasonably requested by or on behalf of the other Party, including providing information on the consequences of the Transaction (if any) and the measures that will be taken in connection therewith, so as to ensure the compliance with section 25 of the Dutch WCA;

(4)

each Party shall provide responses to the questions raised and information requested by the Company Dutch WC or the JBT Dutch WC as part of the Dutch Consultation as soon as reasonably practicable following any such request from the other Party in writing;

(5)

JBT and the Company shall be available to participate in one or more of the meetings that will be held with the Company Dutch WC and the JBT Dutch WC, respectively, upon request by the Company or JBT, respectively, with reasonable advance written notice. Neither JBT nor the Bidder shall contact any member of the Company Dutch WC and the no member of the Marel Group shall contact any member of the JBT Dutch WC in connection with the Transaction prior to Closing without the prior written consent of the other Party. Other than in consultation with the other Party in accordance with this Agreement or as required by applicable Laws, each Party shall refrain from any and all public statements or communications with, or making any statements to, the respective representatives of the other Party’s Dutch works council (i.e., in respect of JBT and the Bidder: Company Dutch WC; and in respect of any member of the Marel Group: the JBT Dutch WC) or, in relation to the Dutch Consultation, the press or public;

(6)

the Company and JBT agree, subject to the access and information restrictions of Section 7.4, to (i) inform the other Parties of any material updates on the Dutch Consultation with the Company Dutch WC or the JBT Dutch WC, respectively, on a regular basis and, upon the written request of the other Parties, accompanied with copies of any relevant and material documentation and (ii) to promptly provide the other Parties with the advice rendered by the Company Dutch WC or the JBT Dutch WC, respectively.

Neither the Company nor JBT nor the Bidder shall make, propose or accept any amendment to this Agreement or commitment to the Company Dutch WC or the JBT Dutch WC, without the prior written approval of the Company (in case of JBT or the Bidder seeking to make, propose or accept such amendment or commitment) or JBT (in case of the Company seeking to make, propose or accept such amendment or commitment); and

(7)

the Company shall have the right to (following reasonable consultation with JBT) (i) direct, devise and implement the strategy for the Dutch Consultation with the Company Dutch WC, for responding to any request from, inquiry or investigation by (including directing the timing, nature and substance of all such responses, acting reasonably), and to lead all meetings and communications (including any negotiations) with, the Company Dutch WC (subject to the last sentences of each of Sections 6.3(a)(6) and 6.3(b), which shall apply mutatis mutandis); and (ii) control the defense and settlement of any Action brought before Dutch Enterprise Chamber by the Company Dutch WC; provided, however, that the Company shall not take any action with respect to the defense or settlement of such Action without first obtaining prior written consent from JBT (not to be unreasonably withheld, conditioned or delayed). JBT and the Bidder shall have the right to (following reasonable consultation with the Company) (i) direct, devise and implement the strategy for the Dutch Consultation with the JBT Dutch WC, for responding to any request from, inquiry or investigation by (including directing the timing, nature and substance of all such responses, acting reasonably), and to lead all meetings and communications (including any negotiations) with, the JBT Dutch WC (subject to the last sentences of each of Sections 6.3(a)(6) and 6.3(b), which shall apply mutatis mutandis) and (ii) control the defense and settlement of any Action brought before Dutch Enterprise Chamber by the JBT Dutch WC; provided, however, that JBT shall not take any action with respect to the defense or settlement of such Action without first obtaining prior written consent from the Company (not to be unreasonably withheld, conditioned or delayed).

(b)

If either of the Company Dutch WC or the JBT Dutch WC either (i) renders negative advice, or (ii) sets any conditions for positive advice or neutral advice that does not permit the Parties to implement the Transaction, in each case, that require changes to this Agreement or additional commitments of the Parties, then the Company shall inform JBT (if it relates to the Company Dutch WC) and JBT shall inform the Company (if it relates to the JBT Dutch WC) thereof promptly in writing. As soon as possible thereafter, subject to Section 6.3(a), the Parties will, using reasonable best efforts and in good faith, initiate discussions among each other and the Company Dutch WC or the JBT Dutch WC (as applicable, and subject to Section 6.3(a)(7)) with the aim to reach agreement on any amendments to this Agreement or additional commitments of any Party, as the case may be, as the Parties deem necessary to accommodate the conditions imposed by the Company Dutch WC or the JBT Dutch WC (as applicable) or otherwise obtain unconditional positive or neutral advice from the Company Dutch WC or the JBT Dutch WC (as applicable) permitting the Parties to implement the Transaction; provided, however, that no Party shall be required to agree on any amendments to this Agreement or to accept any additional commitments in connection with the Dutch Consultation.

(c)

If the Parties do not agree on any amendments to this Agreement or additional commitments to accommodate any and all of the Company Dutch WC’s or the JBT Dutch WC’s conditions (as applicable) or otherwise do not obtain unconditional positive or neutral advice from the Company Dutch WC or the JBT Dutch WC (as applicable) pursuant to Section 6.3(b) permitting the Parties to implement the Transaction, but despite that decide in accordance with the proposed resolution (voorgenomen besluit), then the Company will inform the Company Dutch WC and JBT will inform the JBT Dutch WC, as the case may be, in writing accordingly and set out the reasons for deviating from the Company Dutch WC’s or the JBT Dutch WC’s advice, as applicable, after which the Dutch Consultation with the Company Dutch WC or the JBT Dutch WC, as applicable, shall be deemed completed if:

(1)

the one-month period as set out in section 25(6) of the Dutch WCA has expired without the Company Dutch WC or the JBT Dutch WC (as applicable) having appealed the Company’s or JBT’s (as applicable) deviation to the Dutch Enterprise Chamber pursuant to section 26 of the Dutch WCA;

(2)

the Company Dutch WC or the JBT Dutch WC (as applicable) have or has unconditionally and irrevocably waived its or their right to appeal to the Company’s or JBT’s (as applicable) deviation pursuant to section 26 of the Dutch WCA in writing; or

(3)

following an appeal of the Company’s or JBT’s (as applicable) deviation by the Company Dutch WC or the JBT Dutch WC (as applicable) pursuant to section 26 of the Dutch WCA, the Dutch Enterprise Chamber has rendered a judgment (other than an interlocutory judgment) permitting the Parties to implement the Transaction.

(d)

If the Dutch Enterprise Chamber issues a judgment (other than an interlocutory judgment) in favor of the Company Dutch WC or the JBT Dutch WC, as the case may be, following the Company’s or JBT’s (as applicable) deviation pursuant to Section 6.3(a), the Parties will take the decision of the Dutch Enterprise Chamber into account and re-engage in good faith discussions pursuant to Sections 6.3(a) and 6.3(b).

6.4.

Dutch Merger Procedure Covenant. Pursuant to the Dutch Social and Economic Council Merger Regulations (SER-Fusiegedragsregels 2015) (the “Dutch Merger Regulations”), the Company, on behalf of itself and on behalf of JBT and the Bidder, shall, as promptly as practicable following the date of this Agreement, (a) provide notification to the Dutch Social Economic Council (Sociaal-Economische Raad) (the “SER”), (b) provide notification to, and consult with, their respective competent Dutch trade unions pursuant to the Dutch Merger Regulations (such notifications, consultations and additional steps as may be required by the Dutch Merger Regulations, the “Dutch Merger Procedure”) and (c) complete the Dutch Merger Procedure. Each Party shall use its respective reasonable best efforts to enable the relevant trade unions the opportunity to provide their view on the Transaction in accordance with applicable Law. The Company shall provide drafts of the notifications and any other material correspondence (if any) with the SER and the trade unions to JBT at a time reasonably prior to submission thereof and give due and good faith consideration to any reasonable comments that are received from JBT following receipt of the relevant draft(s) by JBT.

Section 7

Efforts to Consummate

7.1.

General. Subject to the terms and conditions of this Agreement, each of the Parties shall cooperate with the other Parties and use their respective reasonable best efforts to promptly (a) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to cause the Closing Conditions to be satisfied as promptly as reasonably practicable and to consummate and make effective, as promptly as reasonably practicable, and in any event prior to the Drop Dead Date, the transactions contemplated by this Agreement (including the Transaction), including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (b) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement (including the Transaction) and (c) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement (including the Transaction), other than, in the case of each of clauses (a) through (c), with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, permits, authorizations and other confirmations relating to Antitrust Laws and Foreign Investment Laws, which are addressed in Section 7.3. Notwithstanding anything to the contrary herein, prior to the Offer Closing Time, no Party shall be required to, and neither the Company nor JBT shall without the prior written consent of the other, pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration in any form (including increased rent or other similar payment or commercial accommodation or agree to enter into any amendments, supplements or other modifications to (or waivers of) the existing terms of any contract), or provide additional security (including a guaranty) or otherwise assume or incur or agree to assume or incur any liability, to obtain any consent of any Person (other than any Governmental Authority pursuant to Section 7.3) under any contract.

7.2.	JBT Stockholder Vote; Change in JBT Recommendation.

(a)

JBT shall (i) take, in accordance with applicable Law and JBT’s organizational documents, all action necessary to convene and hold a special meeting of its stockholders for the purpose of obtaining the JBT Stockholder Approval (the “JBT Stockholders Meeting”) as promptly as reasonably practicable after the date of this Agreement, which JBT Stockholders Meeting date shall be no earlier than twenty (20) Business Days after, but not later than thirty (30) Business Days after (unless otherwise deferred pursuant to this Section 7.2(a)), the Registration Statement is declared effective, and (ii) use its reasonable best efforts to obtain the JBT Stockholder Approval as promptly as practicable after the date of this Agreement. Notwithstanding the foregoing, if, as of a scheduled JBT Stockholders Meeting date, JBT has not received proxies representing a sufficient number of JBT Shares to obtain the JBT Stockholder Approval, whether or not a quorum is present, JBT shall (x) postpone or adjourn the JBT Stockholders Meeting for the purpose of and for the time reasonably necessary (not to exceed twenty (20) Business Days) to solicit additional proxies and votes in favor of the JBT Stockholder Approval and (y) use reasonable best efforts to solicit such additional proxies and votes; provided, however, that (A) JBT shall not be required to adjourn or postpone the JBT Stockholders Meeting on more than one occasion and (B) the JBT Stockholders Meeting may only be postponed or adjourned to a date that is more than twenty (20) Business Days after the date for which the JBT Stockholders Meeting was originally scheduled (excluding any postponement or adjournments required by applicable Law) with the consent of the Company.

(b)

In the event that on or after the date of this Agreement, the JBT Board (i) fails to include in the Proxy Statement/Prospectus the JBT Board’s recommendation that the JBT stockholders vote in favor of the issuance of the JBT Offer Shares in the transactions contemplated by this Agreement (the “JBT Recommendation”), (ii) withdraws, modifies or qualifies the JBT Recommendation (or makes any public statement of its intent to withdraw, modify or qualify the JBT Recommendation in such adverse manner), (iii) approves, adopts or recommends a JBT Acquisition Proposal, or (iv) after receipt by JBT of a JBT Acquisition Proposal or public announcement of a JBT Acquisition Proposal, fails to reaffirm the JBT Recommendation within ten (10) Business Days after any written request by Marel to do so (provided, that Marel may make no more than one (1) such request for each such JBT Acquisition Proposal (provided further that Marel may make one (1) such additional request for each material modification to any JBT Acquisition Proposal)), such failure to make such recommendation, any such withdrawal, modification or qualification (or public statement of intent of the same), any such approval, adoption or recommendation or any such failure to reaffirm shall be referred to herein as a “Change in JBT Recommendation”. From and after the date of this Agreement, except as otherwise permitted by Section 5.2, the JBT Board shall not (i) effect a Change in JBT Recommendation and (ii) authorize, cause or permit JBT or any of its Subsidiaries to enter into any letter of intent, agreement, commitment or agreement in principle providing for any JBT Acquisition Proposal (other than a confidentiality agreement entered into in accordance with Section 5.2(c)).

(c)

Notwithstanding any Change in JBT Recommendation, unless this Agreement has been validly terminated in accordance with Section 13, JBT shall cause the approval of the issuance of the JBT Offer Shares to be submitted to a vote of its stockholders at the JBT Stockholders Meeting.

7.3.	Regulatory Approvals.

(a)

Each of the Parties agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act (the “HSR Filings”), and JBT shall, with the assistance of the Company in providing as promptly as reasonably practicable all such information as JBT reasonably requires for this purpose, submit (initially in draft form where customary) all other filings or notifications in the Specified Regulatory Jurisdictions with respect to the Transaction, as soon as reasonably practicable after the date of this Agreement, and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or other Antitrust Laws or Foreign Investment Laws. Further, each Party shall use its reasonable best efforts to avoid or eliminate any impediment and obtain all consents under the Laws of the Specified Regulatory Jurisdictions, so as to enable the Parties to consummate the transactions contemplated by this Agreement prior to the Drop Dead Date. The Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of JBT, take or agree to take any action relating to any objections asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under any Antitrust Laws or Foreign Investment Laws.

(b)

Each of the Parties shall use its reasonable best efforts to (unless, with respect to any action, another standard of performance is expressly provided for herein) (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating to such transactions, including any proceeding initiated by a private person and (ii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other Parties with respect to information relating to the other Parties that appears in any filing made with, or written materials submitted to, any third Person or any Governmental Authority in connection with the transactions contemplated by this Agreement, other than “4(c) documents” and “4(d) documents” (though excluding any “shared” documents), as those terms are used in the rules and regulations under the HSR Act. To the extent reasonably practicable, all telephone calls and meetings with a Governmental Authority regarding the transactions contemplated by this Agreement and relating to any Antitrust Laws or Foreign Investment Laws shall include representatives of JBT and the Company. Each Party must inform the other of any material communications with a Governmental Authority relating to any Antitrust Laws or Foreign Investment Laws. Except as otherwise restricted by this Section 7.3(b), JBT and the Company or their respective outside counsel shall have the right to review in advance all substantive written materials to be submitted or communications made to any Governmental Authority in connection with the transactions contemplated by this Agreement, in each case to the extent such materials or communications are related to any Antitrust Laws or

Foreign Investment Laws (other than the HSR Filings); provided that materials required to be provided pursuant to this Section 7.3(b) may be redacted (A) to remove references concerning the valuation of the Company, (B) as necessary to comply with contractual arrangements, (C) as necessary to comply with applicable Law and (D) as necessary to address reasonable privilege claims or confidentiality concerns; provided, further that a Party may reasonably designate any competitively sensitive material provided to another Party under this Section 7.3(b) as “Outside Counsel Only”.

(c)

Subject to Section 7.3(b), and after consideration in good faith of the Company’s views, JBT shall have the right to (i) direct, devise and implement the strategy for obtaining any necessary approval (including by way of an expiration or termination of any applicable waiting periods) of, for responding to any request from, inquiry or investigation by (including directing the timing, nature and substance of all such responses), and to lead all meetings and communications (including any negotiations) with, any Governmental Authority that has authority to enforce any Antitrust Law or Foreign Investment Law with respect to the Transaction and (ii) control the defense and settlement of any Action brought by or before any Governmental Authority that has authority to enforce any Antitrust Law or Foreign Investment Law with respect to the Transaction. JBT shall be permitted to pull and refile, on one or more occasions, any filing made under the HSR Act, or any other Antitrust Law or Foreign Investment Law, in connection with the transactions contemplated by this Agreement, prior to the Drop Dead Date.

(d)

Notwithstanding anything to the contrary contained in this Agreement, neither JBT nor its Affiliates shall be required (and the Company shall not, and shall cause its Subsidiaries not to, agree to any of the following without the express written consent of JBT): (i) (A) to offer, agree or consent to sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate (before or after the Closing) any assets (including Equity Securities in any Person), licenses, operations, rights, product lines, businesses or interests therein of JBT or the Company or any of their respective Affiliates, (B) to offer, agree or consent to terminate any (x) existing relationship, contractual right or obligation of JBT, the Company or any of their respective Affiliates or (y) venture or other similar arrangement of JBT, the Company or any of their respective Affiliates, (C) to offer, agree or consent to create any relationship, contractual right or obligation of JBT, the Company or any of their respective Affiliates, (D) to offer, agree or consent to any change (including through a licensing arrangement) to or restriction on (including any access or other requirements), or other impairment of, JBT’s or the Company’s, or any of their respective Affiliates’, ability to own or operate, any of their assets (including Equity Securities in any Person), licenses, operations, rights, product lines, businesses or interests or JBT’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the equity securities or other ownership interests of the Company or any of its Subsidiaries, or (E) to commit or agree to obtain any “prior approval” or other affirmative approval from a Governmental Authority to carry out any future transaction or make any notification or provide prior notice to any Governmental Authority regarding any future transaction or (ii) to commit to or effect any action that is not conditioned upon the occurrence of the Offer Closing Time.

7.4.

Access. Subject to applicable Law, each of JBT and the Company shall (and shall cause its Subsidiaries to), upon reasonable notice, afford the other Parties and their Representatives reasonable access, during normal business hours throughout the period prior to the Offer Closing Time, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other Party and its Representatives all information concerning its business, properties and personnel as may reasonably be requested, in each case solely for the purpose of integration and post-Closing planning or furthering the Transaction; provided that the foregoing provisions shall not be construed to require either JBT or the Company (or either of their Subsidiaries) to permit any inspection, or to disclose any information, that in the reasonable judgment of JBT or the Company, as the case may be, would (a) result in the disclosure of any trade secrets of the JBT Group or the Marel Group, as the case may be, or any third parties or violate the terms of any confidentiality provisions in any agreement with a third party entered into prior to the date of this Agreement if JBT or the Company, as the case may be, shall have used reasonable best efforts (without payment of any consideration, fees or expenses) to (i) obtain the consent of such third party to such inspection or disclosure or (ii) provide such information in a permitted manner, (b) result in a violation of applicable Laws, (c) waive the protection of any attorney-client privilege or (d) result in the disclosure of any sensitive or personal information that would expose JBT or the Company, as the case may be, or any of its Subsidiaries to the risk of liability. All requests for information made pursuant to this Section 7.4 shall be directed to an executive officer of JBT or the Company, as the case may be, or such Person as may be designated by either of their executive officers, as the case may be, with a copy to the General Counsel of such party. All such information shall be governed by the terms of the Confidentiality Agreement, provided that the Parties agree that the expiration of the Confidentiality Agreement shall be extended to the later of (1) the expiration date set forth in the Confidentiality Agreement, (2) the consummation of the Tender Offer and (3) the date that is two (2) years following the date that this Agreement is validly terminated in accordance with Section 13.

Section 8

[INTENTIONALLY OMITTED]

Section 9

Governance, Integration, Social, Employment and Indemnification Matters

9.1.

Governance, Integration and Social Matters. Subject to applicable Law, each of the Parties shall take all actions necessary to cause the matters set forth on Annex 9.1 to occur pursuant to the terms of Annex 9.1.

9.2.	Employment and Employee Benefits Matters.

(a)

During the period commencing on the Closing and ending on the first anniversary of the Closing (or, if earlier, the date of employment termination) (the “Protected Period”), JBT shall cause the Company and each of its other Subsidiaries to provide (i) the individuals employed by the Company or any of its Subsidiaries at the Closing who remain employed immediately following the Closing (each, a “Current Employee”) with (x) an annual base salary or hourly wage rate, as applicable, at least as favorable as that provided to the Current Employee as of immediately prior to Closing, (y) a target annual short-term cash incentive compensation opportunity at least as favorable as that provided to the Current Employee as of immediately prior to the Closing, and (z) employee benefits (other than the Excluded Benefits) that are substantially comparable in the aggregate to such employee benefits (other than the Excluded Benefits) maintained for and provided to the Current Employee as of immediately prior to the Closing under the Company Benefit Plans or such employee benefits as required by applicable Law and collective bargaining Agreement or other Contract with any labor union, works council, or other labor organization (each, a “Labor Agreement”), if any and (ii) the Current Employees (taken as a whole) with long-term incentive equity or equity based compensation opportunities that, in the aggregate, have a grant date fair value that is comparable to the annual long-term equity and equity-based compensation awards provided to such Current Employees (taken as a whole) with respect to the most recent year prior to the Closing (excluding, for the avoidance of doubt, any nonrecurring or special grants). In addition, if, during the Protected Period, a Current Employee’s employment is involuntarily terminated (other than for “cause”) under circumstances which would have entitled such Current Employee to notice, severance benefits or other termination entitlements set forth on Section 9.2(b)(A) of the Company Disclosure Letter, if such termination had occurred immediately prior to the Closing, JBT shall, and shall cause the Company and each of its other Subsidiaries to, provide to such Current Employee notice, severance benefits, and other termination entitlements that are no less favorable than the payments that would have been payable to such Current Employee immediately prior to the Closing, taking into account such Current Employee’s additional period of service following Closing, or if more generous, such payments as required by applicable Law and Labor Agreement, if any. For purposes of this Agreement, “Excluded Benefits” means equity or equity-based compensation or benefits, defined benefit pension benefits, nonqualified deferred compensation and retiree or post-termination medical or other welfare benefits; provided, that, notwithstanding any provision of this Agreement to the contrary, the employee benefits specifically set forth on, and provided pursuant to the Company Benefit Plans identified on, Section 9.2(a)(B) of the Company Disclosure Letter shall not constitute Excluded Benefits for purposes of the covenant set forth in clause (z) of the first sentence of this Section 9.2(a).

(b)

With respect to any annual cash incentive compensation that may become payable to any Current Employee under the Company’s annual bonus or other cash incentive programs set forth on Section 9.2(b) of the Company Disclosure Letter in respect of the Company’s fiscal year in which the Closing occurs, JBT shall, and shall cause the Company and each of its other Subsidiaries, to adopt and maintain such programs and pay such amounts in the ordinary course of business consistent with past practice, subject to the terms and conditions thereof as in effect immediately prior to the Closing.

(c)

JBT shall cause the Company and each of its other Subsidiaries to, cause service rendered by any Current Employee to the Company and its Subsidiaries, prior to the Closing to be taken into account for purposes of eligibility to participate, vesting of defined contribution retirement benefits, level of paid time off, sickness pay and severance benefits (but excluding, for the avoidance of doubt, for purposes of benefit accrual or under any Excluded Benefit plan) under the employee benefit plans of JBT, the Company and its other Subsidiaries covering such Current Employee (each, a “JBT Plan”), to the same extent and for the same purpose as such service was taken into account under the corresponding Company Benefit Plan immediately prior to the Closing; provided, that, the foregoing will not apply to the extent that its application would result in a duplication of benefits or coverage with respect to the same period of service. Without limiting the generality of the foregoing, JBT shall cause the Company to use commercially reasonable efforts to cause any Current Employees not to become subject to any eligibility requirements, waiting periods, actively-at-work requirements or pre-existing condition limitations under any JBT Plan that is a group health benefit plan to the extent any such terms or conditions would not have applied to the Current Employee under the corresponding Company Benefit Plan in which they participated prior to the Closing. In addition, JBT shall use commercially reasonable efforts to cause the Company and its Subsidiaries to provide, credit under any JBT Plan that is a group health benefit plan for any eligible expenses incurred by such Current Employees and their covered dependents and credited to such Person under a Company Benefit Plan during the portion of the year prior to the date of the Closing for purposes of satisfying all co-payments, co-insurance, deductibles, maximum out-of-pocket requirements, and other out-of-pocket expenses or similar requirement under any such JBT Plan applicable to such Current Employees and their covered dependents in respect of the plan year in which the Closing occurs.

(d)

The Company or its Subsidiaries shall, at least one (1) Business Day prior to the Closing, adopt written resolutions (or take other necessary and appropriate action) (i) to terminate each Company Benefit Plan that is intended to be qualified under Section 401(a) of the United States Internal Revenue Code of 1986, (ii) to cease contributions to such Company Benefit Plan, and (iii) to fully vest all participants under such Company Benefit Plan, such termination, cessation, and vesting to be effective no later than the Business Day preceding the Closing. The Company or its Subsidiaries shall provide JBT with an advance copy of such proposed resolutions (and any related documents) and a reasonable opportunity to comment thereon prior to adoption or execution.

(e)

The Parties acknowledge and agree that all provisions contained in this Section 9.2 are included for the sole benefit of the respective Parties. Nothing herein, express or implied, (i) is intended to confer upon any Current Employee or any Person any right to continued employment or service for any period, any particular term or condition of employment or service with the Company or its Subsidiaries or JBT or any of its Subsidiaries, (ii) shall constitute an amendment to or termination, adoption or any other modification of any Company Benefit Plan, JBT Plan or any other benefit or compensation plan, program, agreement or arrangement or shall alter or limit the ability of the Company or its Subsidiaries or JBT or any of its Subsidiaries to amend, adopt, modify or terminate any Company Benefit Plan, JBT Plan or any other benefit or compensation plan, program, agreement or arrangement or (iii) is intended to confer upon any Current Employee of the Company or other individual (including employees, retirees or dependents or beneficiaries of employees or retirees, or participants or any dependent or beneficiary thereof in any Company Benefit Plan) any right or remedy as a third party beneficiary of this Agreement.

9.3.	Directors’ and Officers’ Indemnification and Insurance.

(a)

From and after the Offer Closing time for a period of not less than six (6) years from and after the Offer Closing Time, JBT shall indemnify, defend and hold harmless all past and present directors and officers of the Company and its Subsidiaries (each, together with such person’s heirs, executors, or administrators, an “Indemnified Party”) against any and all losses, claims, damages, liabilities, judgments, fines, amounts paid in settlement and other costs and expenses (including advancing attorneys’ fees and expenses prior to the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party), to the fullest extent permitted by applicable Law, incurred in connection with, arising out of or otherwise related to matters existing or occurring prior to the later of the Offer Closing Time or the consummation of the Squeeze Out, including, for the avoidance of doubt, any such costs and expenses arising under any claim with respect to the Closing and the transactions contemplated by this Agreement. For a period of six (6) years from the Closing, all rights to indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, including, for the avoidance of doubt, any such matter arising under any claim with respect to the Closing and the transactions contemplated by this Agreement, now existing in favor of each Indemnified Party as provided in the certificate of incorporation or bylaws (or comparable organizational documents) of Marel or its applicable Subsidiary, or in any indemnification agreement in existence on the date of this Agreement and disclosed in full to JBT prior to the date of this Agreement, shall survive the Closing and shall continue in full force and effect in accordance with the terms thereof.

(b)

The Company may, prior to the Closing, purchase a tail policy under the current directors’ and officers’ liability insurance policies maintained at such time by the Company and its Subsidiaries in respect of acts or omissions occurring at or prior to the Closing (including any acts or omissions with respect to the Closing and the Transaction), which tail policy (i) will be effective for a period from the Closing through and including the date six (6) years after the Closing with respect to claims arising from facts or events that existed or occurred prior to or at the Closing (including any claims arising from the Closing and the Transaction) and (ii) will contain coverage that is at least as protective to each Indemnified Party as the coverage provided by such existing policies; provided, that, the premium for such tail policy may not be (and JBT shall not be required to cause the Company to expend, and the Company shall not be permitted to expend) in excess of three hundred percent (300%) of the last annual premium paid prior to the Closing (the dollar value of such calculation, the “Premium Cap”). JBT shall cause any such policy to be maintained in full force and effect for its full term, and cause all obligations thereunder to be honored by the Company and its Subsidiaries. If the Company does not obtain such tail policy, then for a period from the Closing through and including the date six (6) years after the Closing, subject to the Premium Cap, JBT will maintain in effect the Company’s current directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Closing (including any acts or omissions with respect to the Closing and the Transactions). If the annual premiums of such tail policy or insurance coverage exceed the Premium Cap, JBT and the Company will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such cap.

(c)

Each of JBT, the Bidder and the Company will, at its own expense, cooperate with each Indemnified Party in connection with the defense of any matter for which such Indemnified Party could seek indemnification pursuant to this Section 9.3.

(d)

This Section 9.3 will survive the consummation of the Transaction and is intended to benefit, and after the Offer Closing Time is enforceable by, any person or entity referred to in this Section 9.3. The indemnification and advancement provided for in this Section 9.3 is not exclusive of any other rights to which the Indemnified Party is entitled pursuant to Law. If JBT, the Bidder, the Company or any of its Subsidiaries, or any of their respective successors or assigns (other than pursuant to the Transaction) (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity resulting from such consolidation or merger or (ii) transfers all or a majority of its properties and assets to any person, then, and in each such case, JBT or the Bidder, as applicable, shall make proper provisions such that such successors or assigns assume the applicable obligations set forth in this Section 9.3.

Section 10

Representations and Warranties of JBT and Marel

10.1.

Each of JBT and the Bidder (in Part I) and the Company (in Part II) makes the representations and warranties as set forth in the applicable Part of Annex 10.1 (subject to the qualifications and limitations therein).

Section 11

Financing Cooperation

11.1.	Financing Efforts and Cooperation.

(a)

JBT and the Bidder shall, and shall cause their Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain the Debt Financing on the terms and conditions set forth in the Bridge Financing Agreement and the Commitment Letter as promptly as practicable following the date hereof, including using its, and causing their Subsidiaries to use their, reasonable best efforts to (i) maintain in full force and effect the Bridge Financing Agreement and the Commitment Letter (and to comply with their respective obligations thereunder) until the Closing, (ii) timely (and in any event by the Closing) negotiate and enter into definitive agreements with respect to the facilities contemplated by and to the extent required under the Bridge Financing Agreement and the Commitment Letter on the terms and conditions set forth therein, and (iii) satisfy or cause to be waived on a timely basis all conditions to funding applicable to JBT and the Bidder set forth in the Bridge Financing Agreement and the Commitment Letter or such definitive agreements that are within their (or any of their Subsidiaries’) control and otherwise comply with its obligations thereunder. Upon the satisfaction or waiver of such conditions, JBT and the Bidder shall, and shall cause their Subsidiaries to, consummate and use their reasonable best efforts to cause (including by enforcing the obligations of) the Committed Financing Sources to fund the Debt Financing at the Closing.

(b)

If all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Bridge Financing Agreement or the Commitment Letter, including any “flex” provisions set forth in the executed fee letters referenced therein (together with all exhibits, schedules and annexes thereto, the “Debt Fee Letters”), or if JBT and the Bidder reasonably determine that such funds are reasonably likely to become unavailable to JBT and the Bidder on the terms and conditions set forth therein (such event, an “Original Financing Failure”), JBT and the Bidder shall promptly (and in any event within three (3) Business Days) notify the Company in writing of the Original Financing Failure and JBT and the Bidder shall use their reasonable best efforts to arrange and obtain from alternative sources on financial terms that are not materially less favorable, taken as a whole, to JBT and the Bidder and with conditions not materially less favorable, taken as a whole, to JBT and the Bidder than the terms and conditions set forth in the Bridge Financing Agreement and the Commitment Letter, as promptly as reasonably practicable, alternative financing in an amount, together with any cash and marketable securities of JBT and the Bidder and any then-available Debt Financing, sufficient for JBT and the Bidder to consummate the Tender Offer and satisfy the other Transaction Uses at Closing (the “Alternative Debt Financing”), and to obtain new financing commitment letter(s) with respect to such Alternative Debt Financing (the “Alternative Debt Financing Document(s)”). JBT and the Bidder shall, promptly (and in any event within three (3) Business Days) upon receipt by JBT and the Bidder, provide true, complete and correct copies of such Alternative Debt Financing Document(s) to the Company. In the event Alternative Debt Financing is obtained, the definition of “Debt Financing” set forth in this Agreement shall be deemed to have been modified as appropriate to reflect such Alternative Debt Financing contemplated thereby.

(c)

JBT and the Bidder shall not permit any amendment, modification to, or any waiver of any provision or remedy under, any of the Bridge Financing Agreement and the Commitment Letter or any definitive agreement for the Debt Financing unless (i) such amendment, modification or waiver would not impose new or additional conditions to the Debt Financing or otherwise expand any conditions to the Debt Financing and (ii) such amendment, modification or waiver would not reasonably be expected to (A) make the timely funding of the Debt Financing or the satisfaction of the conditions to obtaining the Debt Financing materially less likely to occur, (B) reduce the aggregate amount of the Debt Financing to an amount, together with any cash and marketable securities of JBT and the Bidder and any other then-available Debt Financing, less than the amount necessary for JBT and the Bidder to consummate the Tender Offer and satisfy the other Transaction Uses at Closing or (C) materially and adversely affect the ability of JBT and the Bidder to enforce their rights against other parties to the Bridge Financing Agreement and the Commitment Letter or such definitive agreements. JBT and the Bidder shall promptly provide true, complete and correct copies of each amendment, modification and waiver to any of the Bridge Financing Agreement and the Commitment Letter or any definitive agreement related to the Debt Financing to the Company.

(d)

JBT and the Bidder shall, as promptly as practicable after obtaining knowledge thereof, give the Company written notice of any fact, change, event or circumstance that is reasonably likely to have, individually or in the aggregate, a material adverse impact on the availability of the Debt Financing at Closing. JBT and the Bidder shall, as promptly as practicable after obtaining knowledge thereof, give the Company written notice of (i) any material breach or material default by any party to the Bridge Financing Agreement and the Commitment Letter, or any definitive agreements for the Debt Financing of which JBT and the Bidder become aware, (ii) actual or threatened withdrawal, repudiation, or termination of any of the Bridge Financing Agreement and the Commitment Letter or such definitive agreements for the Debt Financing, (iii) the receipt of any written notice or other communication, in each case received from any Committed Financing Source with respect to any material breach of JBT’s and the Bidder’s obligations under the Bridge Financing Agreement and the Commitment Letter or definitive agreements for the Debt Financing, or breach, default, withdrawal, termination or repudiation by any party to the Bridge Financing Agreement and the Commitment Letter or definitive agreements for the Debt Financing, (iv) any material dispute or disagreement between or among any parties to the Bridge Financing Agreement and the Commitment Letter or definitive agreements related to the Debt Financing, in each case, with respect to the obligation to fund any amount of the Debt Financing, (v) any failure by such Committed Financing Source to fund any part of its commitments under the Bridge Financing Agreement and the Commitment Letter or definitive agreement related to the Debt Financing to be funded at Closing, (vi) any amendment or modification of, or waiver under, the Bridge Financing Agreement and the Commitment Letter, or (vii) any notification from one or more parties to the Bridge Financing Agreement and the Commitment Letter or any party to any definitive agreements related to the Debt Financing of the failure or inability to satisfy one or more conditions precedent to the Debt Financing. In the event that JBT or the Bidder commence an enforcement action to enforce its rights under any agreement in respect of the Debt Financing or to cause any Committed Financing Source to fund all or any portion of the Debt Financing, JBT and the Bidder shall keep the Company, and the Company shall keep JBT and the Bidder, as applicable, reasonably informed of the status of such enforcement action. Notwithstanding any other provision of this Agreement to the contrary, under no circumstances shall JBT and the Bidder or any Affiliate thereof be required to disclose any information that would waive the protection of attorney-client privilege.

(e)

Prior to the Closing, at JBT’s and the Bidder’s sole cost and expense, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, use reasonable best efforts to provide to JBT and the Bidder such customary cooperation reasonably requested by JBT and the Bidder in connection with the underwriting, marketing, arrangement, syndication and funding of the Debt Financing; provided that such requests shall be timely made so as not to delay the Closing beyond the date that it would otherwise occur. Such cooperation shall include using reasonable best efforts to do the following (in each case, to the extent so requested):

(1)

causing management teams of the business, with appropriate seniority and expertise, at reasonable times and upon reasonable advance notice, to participate in a reasonable number of meetings, conference calls, drafting sessions, due diligence sessions and similar presentations to and with any Debt Financing Source or prospective lenders or investors and rating agencies (with all of the foregoing to be virtual at the Company’s or such persons’ request) and otherwise cooperate with the Debt Financing Sources’ documentary due diligence, in accordance with normal custom and practice;

(2)

reasonably assisting with the preparation of customary rating agency presentations, bank information memoranda and other customary marketing and syndication materials reasonably and customarily required or reasonably requested by any Debt Financing Source in connection with the Debt Financing, in each case solely with respect to information relating to the business of the Company and its Subsidiaries;

(3)

as promptly as reasonably practicable, furnishing JBT, the Bidder and the Debt Financing Sources with financial and other pertinent information regarding the business of the Company and its Subsidiaries as may be reasonably requested by JBT and the Bidder or the Debt Financing Sources to satisfy the conditions set forth in the Debt Financing or is otherwise customary in connection with similar debt financings, including furnishing JBT and the Bidder with (i) audited consolidated financial statements of the Marel Group for, as of the time of such request, the three (3) most recently completed fiscal years and interim financial statements of the Marel Group for each subsequent completed fiscal quarter (setting forth comparative figures for the comparable fiscal quarter in the prior fiscal year), in each case prepared in accordance with the Company’s regular reporting timelines pursuant to applicable laws and regulations (provided, that such financial statements shall in any event be furnished within 90 days from the completion of the most recent fiscal year and within 40 days from the completion of the most recent fiscal quarter, respectively), and (ii) assisting with JBT’s preparation of (and using reasonable efforts to cause the Marel Auditor to assist with JBT’s preparation of) pro forma financial statements for JBT in compliance with Article 11 of Regulation S-X under the Securities Act (provided, that the Marel Group shall not be required to prepare any financial statements (other than those referred to in clause (i) above) or other financial information and that JBT shall solely be responsible for the preparation of such pro forma financial statements and any pro forma adjustments giving effect to the transactions contemplated herein), including by providing all reasonably available information relating to the Marel Group that is reasonably necessary for that purpose;

(4)

furnishing the audit opinion and consent of the Company’s auditor (the “Marel Auditor”) on the three (3) most recently available audited consolidated financial statements of the Marel Group and the most recently available interim financial statements of the Marel Group for each subsequent completed fiscal quarter for inclusion in any offering or similar document in connection with the Debt Financing, in accordance with normal custom and practice and (ii) using commercially reasonable efforts to cause such auditor to provide customary comfort letters (including customary “negative assurance” comfort and change period comfort) (with customary bring-down comfort letters delivered on the closing date of any such financing) to the arrangers, underwriters, initial purchasers or placement agents, as applicable, in connection with any such Debt Financing, in each case, if and to the extent customary in connection with debt offerings in Europe or the United States;

(5)

furnishing JBT, the Bidder and the Committed Financing Sources, no later than five (5) Business Days prior to the Closing, with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, that has been reasonably requested by JBT and the Bidder in writing, at least ten (10) days prior to the Closing;

(6)	providing support with obtaining, signing, and executing certificates, waivers, and auditor consents;

(7)

furnishing JBT with information required to complete a customary perfection certificate, disclosure schedules, corporate organizational documents and good standing certificates with respect to the Marel Group;

(8)	subject to the occurrence of the Offer Closing Time, taking all customary corporate actions reasonably requested by JBT that are necessary to permit the consummation of the Debt Financing;

(9)

delivering notices of prepayment and commitment termination within the time periods required by the relevant agreements governing all indebtedness of the Company and its Subsidiaries to the extent required under the Bridge Financing Agreement, Commitment Letter or other Debt Financing to be paid, satisfied and discharged at the funding or closing of the financing contemplated under the Bridge Financing Agreement, Commitment Letter or other Debt Financing and obtaining the payoff letters to be delivered to allow for the payoff of all such indebtedness;

(10)

delivering prior to the commencement of the marketing of any Debt Financing (A) customary executed authorization and representation letters to accompany customary marketing material regarding the material accuracy of information contained in such marketing material with respect to the Marel Group and, with respect to any “public version” of such marketing material, the lack of material non-public information with respect to the Marel Group therein and (B) customary executed management representation letters and CFO certificates with respect to the financial information included in the marketing material for bond offerings;

(11)

permitting any use of the Company’s or its Subsidiaries’ logos in connection with the Debt Financing; provided, however, that such logos shall be used solely in a manner that is reasonable and customary for such purposes and that is not intended to or reasonably likely to harm or disparage or otherwise adversely affect the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective products, services, offerings or intellectual property rights; and

(12)

as soon as reasonably practicable after obtaining actual knowledge thereof, supplementing the written information provided pursuant to this Section 11.1 to the extent that any such information contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made, not misleading.

(f)

JBT and the Bidder acknowledge and agree that the Company, its Affiliates and their respective Representatives shall not have any responsibility for, or incur any liability to any Person under, any financing that JBT and the Bidder may raise in connection herewith, or any cooperation provided pursuant to this Section 11.1. JBT and the Bidder shall (i) promptly reimburse the Marel Group for all of the reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by any Marel Group member or its respective Representatives in connection with this Section 11.1 and (ii) indemnify and hold harmless each Marel Group member and its respective Representatives from and against all Taxes and damages suffered or incurred, directly or indirectly, by any of them in connection with the arrangement of the Debt Financing (including any action pursuant to this Section 11.1), or any information used in connection therewith, except to the extent caused by (x) any material inaccuracy of the information so provided and used in connection with the Debt Financing (including inaccuracy due to material omission), (y) the fraud of the Company or any of its Affiliates or (z) any Willful Breach or gross negligence by the Company. All non-public or other confidential information provided by the Company, its Affiliates or their respective Representatives pursuant to this Section 11.1 shall be kept confidential in accordance with, and shall be subject to the terms of, the Confidentiality Agreement; provided, however, that, notwithstanding anything to the contrary in the Confidentiality Agreement, the Company agrees that JBT and the Bidder may initiate contact with and pursue and provide the foregoing information to potential Debt Financing Sources in connection with the transactions contemplated by this Agreement, in each case subject to the confidentiality and use restrictions applicable to Representatives set forth in the Confidentiality Agreement. The Company, its Affiliates and their respective Representatives shall be kept reasonably informed regarding the status of the Debt Financing, and, to the extent practicable, shall be given a reasonable opportunity to review, any presentations, bank information memoranda and similar marketing materials, materials for rating agencies and other documents prepared by or on behalf of or used by JBT and the Bidder or any of its Affiliates or used or distributed to any Debt Financing Source or any of its Affiliates in connection with the Debt Financing that include any logos of or information about or provided by the business, the Company, its Affiliates or their respective Representatives, and any such presentations, memoranda, materials or documents shall include a conspicuous disclaimer to the effect that none of the Company, its Affiliates or their respective Representatives has any responsibility or liability for the content of such document and that the Company, its Affiliates and their respective Representatives disclaim all responsibility therefor.

(g)

Notwithstanding anything in this Agreement to the contrary (including this Section 11.1), none of the Company, its Affiliates or their respective Representatives shall be required to, in fulfilling its obligations under Section 11.1(e):

(1)	waive or amend any terms of this Agreement or any ancillary agreement related hereto or agree to pay or pay any commitment or other fee or reimburse any expenses in connection with the Debt Financing;

(2)

take any action that would, or would reasonably be expected to, result in the Company or any of its Affiliates or their respective Representatives incurring any actual or potential liability or giving or being required to give any indemnity in connection with the Debt Financing;

(3)

take any action that would require the Company or any of its Affiliates or their respective Representatives to execute, deliver, enter into or perform any document, agreement, certificate or instrument with respect to the Debt Financing, or provide (or cause any of their Representatives to provide) any accountants’ comfort letter, reliance letter, legal opinion or other opinion of counsel, other than pursuant to clauses (5), (9) and (10) of Section 11.1(e);

(4)	adopt resolutions or execute consents to approve or authorize the execution of the Debt Financing;

(5)	take any action that would unreasonably interfere with the business or the other businesses or operations of the Company or any of its Affiliates or their respective Representatives;

(6)

take any action that would cause any representation or warranty in this Agreement or any ancillary agreement related hereto to be breached or become inaccurate or that would breach any covenant in this Agreement or any ancillary agreement;

(7)

take any action that would conflict with or violate, or that could reasonably be expected to conflict with or violate, the organizational documents of the Company or any of its Affiliates or applicable Law;

(8)

take any action that would result in the contravention of, or that could reasonably be expected to result in a violation or breach of, or a default under, any Contract to which the Company or any of its Affiliates or their respective Representatives is a party or bound or any obligations of confidentiality binding on the Company or any of its Affiliates or their respective Representatives;

(9)

provide access to or disclose information that constitutes attorney work product or that the Company determines would jeopardize any attorney-client privilege of the Company or any of its Affiliates or their respective Representatives or which is restricted or prohibited under applicable Law;

(10)	cause any director, officer, employee or other Representative of the Company or any of its Affiliates to incur any actual or potential personal liability; or

(11)	prepare any financial statements or pro forma information outside of the ordinary course of business.

(h)

Notwithstanding anything to the contrary contained in this Agreement, the Company and its Affiliates will be deemed to be in compliance with this Section 11.1, and neither JBT, the Bidder nor any of their respective Affiliates shall allege that the Company and its Affiliates are or have not been in compliance with this Section 11.1, unless JBT and the Bidder’s failure to obtain the Debt Financing was due solely to a deliberate action or omission taken or omitted to be taken by the Company in material breach of its obligations under this Section 11.1.

Section 12

Closing Conditions

12.1.

Conditions to the Completion of the Tender Offer. Notwithstanding any other provisions of the Tender Offer or this Agreement, and in addition to (and not in limitation of) the Bidder’s rights to extend and amend the Tender Offer at any time (subject to the provisions of this Agreement and applicable Laws), (a) the Bidder shall not be required to accept for exchange or exchange for, and may delay the acceptance for exchange of or the exchange for, any validly tendered Marel Shares unless each of the conditions in Sections 12.2, 12.3 and 12.4 shall be satisfied (or waived as set forth below) and (b) the Bidder may not accept for exchange or exchange for, and may delay the acceptance for exchange of or the exchange for, any validly tendered Marel Shares unless the condition in Section 12.5 shall be satisfied.

12.2.

Mutual Conditions. The following conditions may (to the extent permitted by applicable Laws) be waived, in whole or in part at any time or from time to time prior to the Expiration Date, by the Bidder only following approval by both JBT and the Company (without prejudice to Section 12.2(f) permitting the Bidder to reduce the percentage in its sole discretion):

(a)

Regulatory Approvals. (i) Any waiting period (and extensions thereof) applicable to the Transaction under the HSR Act shall have expired or been terminated, (ii) all other waivers, clearances approvals and waiting periods under the Antitrust Laws of the jurisdictions set forth on Schedule 12.2(a)(i) (the “Specified Antitrust Jurisdictions”) and under the Foreign Investment Laws of the jurisdictions set forth on Schedule 12.2(a)(ii) (the “Specified FDI Jurisdictions,” and together with the Specified Antitrust Jurisdictions, the “Specified Regulatory Jurisdictions”) shall have been obtained, terminated or expired, as applicable, and (iii) no voluntary agreement between JBT, the Bidder or the Company, on the one hand, and any Governmental Authority, on the other hand, not to consummate the Transaction shall be in effect;

(b)

No Legal Prohibition. No Governmental Authority of competent and applicable jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Transaction or the acquisition of Marel Shares by JBT or the Bidder illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Transaction or the acquisition of Marel Shares by JBT or the Bidder, or (ii) issued or granted any Order that is in effect and has the effect of making the Transaction or the acquisition of Marel Shares by JBT or the Bidder illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Transaction or the acquisition of Marel Shares by JBT or the Bidder;

(c)

Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be the subject of any stop order suspending the effectiveness of the Registration Statement;

(d)

JBT Stockholder Approval. The JBT Stockholder Approval shall have been obtained after a vote of the JBT stockholders has been taken and completed at the JBT Stockholders Meeting or at any adjournment or postponement thereof. For the purpose of this Agreement, “JBT Stockholder Approval” means the approval of the issuance of the JBT Offer Shares by the affirmative votes cast by holders of JBT Shares present and entitled to vote in accordance with, and as required for such issuance by, the rules and regulations of the NYSE and the organizational documents of JBT;

(e)	NYSE Listing. The NYSE shall have approved (and not subsequently withdrawn) the listing of the JBT Offer Shares, subject to official notice of issuance; and

(f)

Minimum Acceptance. The Tender Offer shall have been validly accepted by eligible shareholders of Marel representing (when taken together with any Marel Shares acquired or agreed to be acquired by the Bidder other than through the Tender Offer) at least 90% (or, in the Bidder’s sole discretion, a lower percentage; provided, however, that such percentage shall not be reduced below 80% without the Company’s consent) of the issued and outstanding share capital and voting rights of Marel (excluding, for clarity, Marel Shares owned by any Marel Group Company) as at the Offer Closing Time and such acceptances not being withdrawn or subject to any third party consents in respect of pledges or other rights (such condition, the “Minimum Acceptance Condition”).

12.3.

Conditions Waivable by the Bidder. The following conditions may (to the extent permitted by applicable Laws) be waived by the Bidder, in its sole discretion, in whole or in part at any time or from time to time prior to the Expiration Date:

(a)

Company Representations and Warranties. (i) The Company Capitalization Representations shall be true and correct at and as of the date of this Agreement and at and as of the Offer Closing Time as though made at and as of the Offer Closing Time except for de minimis inaccuracies, (ii) the Company Fundamental Representations shall be true and correct (disregarding all qualifications or limitations as to “material”, “materiality” or “Material Adverse Effect”) in all material respects at and as of the date of this Agreement and at and as of the Offer Closing Time as though made at and as of the Offer Closing Time, (iii) the representation and warranty in Section 1.7 of Part II of Annex 10.1 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Offer Closing Time as though made at and as of the Offer Closing Time, and (iv) the representations and warranties of the Company set forth in Part II of Annex 10.1 other than those described in the preceding clauses (i), (ii) and (iii) shall be true and correct at and as of the date of this Agreement and at and as of the Offer Closing Time as though made at and as of the Offer Closing Time except where the failure to be so true and correct (disregarding all qualifications or limitations as to “material”, “materiality” or “Material Adverse Effect”) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Marel Group; provided, however, that, with respect to clauses (i), (ii), (iii) and (iv) above, representations and warranties that are made as of a particular date or period shall be true and correct (consistent with the respective thresholds set forth in clause (i), (ii), (iii) or (iv), as applicable) only as of such date or period;

(b)

Performance of Obligations of the Company. The Company shall have performed and complied with in all material respects the agreements or covenants required to be performed, or complied with, by it under this Agreement at or prior to the Offer Closing Time; and

(c)	No Material Adverse Effect with respect to the Marel Group. Since the date hereof, a Material Adverse Effect shall not have occurred with respect to the Marel Group.

12.4.

Conditions Waivable by the Company. The following conditions may (to the extent permitted by applicable Laws) be waived by the Company, in its sole discretion, in whole or in part at any time or from time to time prior to the Expiration Date:

(a)

JBT Representations and Warranties. (i) The JBT Capitalization Representations shall be true and correct at and as of the date of this Agreement and at and as of the Offer Closing Time as though made at and as of the Offer Closing Time except for de minimis inaccuracies, (ii) the JBT Fundamental Representations shall be true and correct (disregarding all qualifications or limitations as to “material”, “materiality” or “Material Adverse Effect”) in all material respects at and as of the date of this Agreement and at and as of the Offer Closing Time as though made at and as of the Offer Closing Time and (iii) the representation and warranty in Section 1.8 of Part I of Annex 10.1 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Offer Closing Time as though made at and as of the Offer Closing Time and (iv) the representations and warranties of JBT and the Bidder set forth in Part I of Annex 10.1 other than those described in the preceding clauses (i), (ii) and (iii) shall be true and correct at and as of the date of this Agreement and at and as of the Offer Closing Time as though made at and as of the Offer Closing Time except where the failure to be so true and correct (disregarding all qualifications or limitations as to “material”, “materiality” or “Material Adverse Effect”) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the JBT Group; provided, however, that, with respect to clauses (i), (ii), (iii) and (iv) above, representations and warranties that are made as of a particular date or period shall be true and correct (consistent with the respective thresholds set forth in clause (i), (ii), (iii) or (iv) as applicable) only as of such date or period;

(b)

Performance of Obligations of JBT and the Bidder. Each of JBT and the Bidder shall have performed and complied with in all material respects the agreements or covenants required to be performed, or complied with, by it under this Agreement at or prior to the Offer Closing Time; and

(c)	No Material Adverse Effect with respect to the JBT Group. Since the date hereof, a Material Adverse Effect shall not have occurred with respect to the JBT Group.

12.5.

Dutch Consultation Condition. A Dutch WC Completion Event shall have occurred in respect of each of the Company Dutch WC and the JBT Dutch WC, and respective resolutions having been adopted by the Company and JBT that are compliant with the applicable Dutch WC Completion Event.

Section 13

Effectiveness, Term and Termination

13.1.	Termination by Mutual Consent. This Agreement may be terminated by mutual written consent of JBT and the Company at any time prior to the Offer Closing Time.

13.2.	Termination of the Agreement by either JBT or the Company. This Agreement may be terminated in full by either JBT or the Company at any time prior to the Offer Closing Time if:

(a)

at the Expiration Date, any Closing Condition (other than the Closing Conditions set forth in Section 12.2(d) or Section 12.2(f)) has not been satisfied or waived, provided, however, that the right to terminate this Agreement under this Section 13.2(a) shall not be available to any Party whose material breach of any provision of this Agreement has been the primary cause of, or principally resulted in, the failure of any Closing Condition otherwise giving rise to the foregoing termination right;

(b)

the Offer Closing Time shall not have occurred by July 4, 2025 (such date, the “Initial Drop Dead Date”, and the Initial Drop Dead Date, as it may be extended pursuant to this Section 13.2(b), the “Drop Dead Date”), provided that if on the Initial Drop Dead Date (i) the conditions set forth in Section 12.2(c) and Section 12.2(d) have each been satisfied and (ii) the conditions set forth in at least one of Section 12.2(a) or Section 12.2(b) (with respect to Section 12.2(b), solely to the extent the failure of such condition to be satisfied arises as a result of any Law or Order under (x) any Antitrust Law of the United States or a Specified Antitrust Jurisdiction or (y) any Foreign Investment Law of any Specified FDI Jurisdiction) shall not have been satisfied or validly waived, then JBT may, at its option, extend the Drop Dead Date to October 4, 2025 (the “Extended Drop Dead Date”) by delivery of a written notice to the Company on or prior to the Initial Drop Dead Date; provided, further however, that the right to terminate this Agreement under this Section 13.2(b) shall not be available to any Party whose material breach of any provision of this Agreement has been the primary cause of, or principally resulted in, the failure of the Offer Closing Time to occur on or before the Drop Dead Date;

(c)

the JBT Stockholder Approval shall not have been obtained after a vote of the JBT stockholders (with respect to the approval of the issuance of the JBT Offer Shares in connection with the transactions contemplated by this Agreement) has been taken and completed at the JBT Stockholders Meeting or at any adjournment or postponement thereof in accordance with Section 7.2;

(d)	at the Expiration Date, the Minimum Acceptance Condition shall have been neither satisfied nor waived; or

(e)

any Governmental Authority of competent jurisdiction shall have issued any Order, or any Law shall be in effect that was enacted, promulgated or deemed applicable to the Transaction by any Governmental Authority of competent jurisdiction, in each case, permanently restraining, enjoining, preventing or otherwise prohibiting or making illegal prior to the Offer Closing Time, the consummation of the Transaction, and such Order or Law shall have become final and nonappealable.

13.3.	Termination of the Agreement by the Company. This Agreement may be terminated in full by the Company at any time prior to the Offer Closing Time if:

(a)

(i) the Bidder fails to commence the Tender Offer in violation of Section 3.1 or otherwise by June 30, 2024 (the “Required Commencement Date”); provided, however, that (A) the right to terminate this Agreement under this Section 13.3(a)(i) shall not be available to the Company to the extent that the Company’s breach of any provision of this Agreement has been the primary cause of, or principally resulted in, the failure of the Bidder to commence the Tender Offer by the Required Commencement Date and (B) if the Company or its Representatives fail to deliver the information concerning the Marel Group necessary to enable JBT to prepare required pro forma financial statements and related footnotes pursuant to Section 2.4(b) and the historical financial statements and related footnotes required in connection with the Registration Statement at the time of the initial filing of the Registration Statement (collectively, the “Required Company Information”) by April 30, 2024, then the Required Commencement Date shall be automatically extended, without any action required by either Party, by the number of Business Days equivalent to the number of Business Days in the period of time starting on April 30, 2024 and ending on the date of delivery of the Required Company Information by the Company or its Representatives to JBT, or (ii) (A) the Closing Conditions have been satisfied or waived at or prior to the Expiration Date (other than those Closing Conditions that by their nature are to be satisfied at the Expiration Date, but subject to such conditions being able to be satisfied at the Expiration Date or being waived at the Expiration Date), (B) the Bidder, in violation of the terms of this Agreement, fails to accept for purchase Marel Shares validly tendered (and not withdrawn) pursuant to the Tender Offer prior to the expiration of the Failure Notice Period (as defined below) and (C) the Company has delivered written notice (the “Company’s Notice”) to the Bidder of the Company’s intention to terminate this Agreement pursuant to this Section 13.3(a)(ii) if the Bidder fails to accept for purchase Marel Shares validly tendered (and not validly withdrawn) pursuant to the Tender Offer by 11:59 p.m. (New York City time) on the second (2nd) Business Day following the date of the Company’s delivery of the Company’s Notice (or such shorter period of time as remains prior to 11:59 p.m. (New York City time) on the Drop Dead Date, the shorter of such periods, the “Failure Notice Period”);

(b)

(i) the Company is not in breach of this Agreement such that JBT has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate this Agreement pursuant to Section 13.4(a), (ii) JBT or the Bidder shall have breached or otherwise failed to perform any of their respective covenants or agreements under this Agreement that would give rise to the failure of the condition set forth in Section 12.4(b), or any of the representations and warranties of JBT or the Bidder set forth in this Agreement shall have become or been inaccurate such that the condition set forth in Section 12.4(a) is not capable of being satisfied if the Offer Closing Time were the date of termination pursuant to this Section 13.3(b), and (iii) such breach, failure to perform or inaccuracy of JBT or the Bidder is not capable of being cured within twenty (20) Business Days following the Company’s delivery of written notice to JBT of such breach, failure to perform or inaccuracy (or, if earlier, the Drop Dead Date);

(c)

the Marel Board (or a committee thereof) effects a Change in Marel Recommendation in accordance with Section 5.1(c)(2)(i) and, substantially concurrently with such Change in Marel Recommendation, enters into a definitive agreement with respect to a Company Superior Proposal;

(d)	a Material Adverse Effect shall have occurred with respect to the JBT Group; or

(e)	at any time prior to the Expiration Date, a Change in JBT Recommendation shall have occurred.

13.4.	Termination of the Agreement by JBT. This Agreement may be terminated in full by JBT at any time prior to the Offer Closing Time if:

(a)

(i) neither JBT nor the Bidder is in breach of this Agreement such that the Company has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate this Agreement pursuant to Section 13.3(a) or Section 13.3(b), (ii) the Company shall have breached or otherwise failed to perform any of its covenants or agreements under this Agreement that would give rise to the failure of the condition set forth in Section 12.3(b), or any of the representations and warranties of the Company set forth in this Agreement shall have become or been inaccurate such that the condition set forth in Section 12.3(a) is not capable of being satisfied if the Offer Closing Time were the date of termination pursuant to this Section 13.4(a), and (iii) such breach, failure to perform or inaccuracy of the Company is not capable of being cured within twenty (20) Business Days following JBT’s delivery of written notice to the Company of such breach, failure to perform or inaccuracy (or, if earlier, the Drop Dead Date);

(b)	a Material Adverse Effect shall have occurred with respect to the Marel Group;

(c)	at any time prior to the Expiration Date, a Change in Marel Recommendation shall have occurred;

(d)

the JBT Board (or a committee thereof) effects a Change in JBT Recommendation in accordance with Section 5.2(c)(2)(i) and, substantially concurrently with such Change in JBT Recommendation, enters into a definitive agreement with respect to a JBT Superior Proposal; or

(e)	the Marel shareholders validly pass a shareholder resolution requiring the Marel Group to take a Mandated Marel Shareholder Action.

13.5.

General Effects of Termination. Any proper and valid termination of this Agreement pursuant to this Section 13 shall be effective immediately upon the delivery of written notice by the terminating party to the other Parties, specifying the provision or provisions pursuant to which such termination is being effected, including any termination pursuant to this Section 13 by the Company that requires subsequent approval or ratification by the Company’s shareholders pursuant to the Icelandic Takeover Act, which shall nonetheless be deemed proper, valid and effective as of such prior written notice following such approval or ratification. In the event of the termination of this Agreement pursuant to this Section 13, this Agreement shall be of no further force or effect and there shall be no liability of any Party (or any director, officer, employee, Affiliate, agent or other Representative of such Parties) to the other Parties or any third party beneficiary hereof, except that (a) Section 11.1(f), this Section 13.5, Section 14, Section 15, Section 16 and the terms of the Confidentiality Agreement (together with the last sentence of Section 7.4) shall survive the termination of this Agreement, and (b) nothing herein shall relieve any Party, as applicable, from any liability or damages resulting from any fraud or Willful Breach of this Agreement that occurs prior to such termination. For clarity, following proper and valid termination of this Agreement, JBT and the Bidder may withdraw the Offer Document and the Offering Prospectus and withdraw and abandon the Tender Offer at its sole discretion to the extent permitted by applicable Law.

Section 14

Certain Effects of Termination

14.1.

JBT Reverse Termination Payment. In the event that this Agreement is terminated by JBT or the Company pursuant to Sections 13.2(a), 13.2(b) or 13.2(e) (with respect to Section 13.2(e), if an applicable Law or Order arises under any Antitrust Law or Foreign Investment Law) and, at the time of such termination, (i) the conditions set forth in at least one of Section 12.2(a) or Section 12.2(b) (with respect to Section 12.2(b), solely to the extent the failure of such condition to be satisfied arises as a result of any Law or Order under (x) any Antitrust Law of the United States or a Specified Antitrust Jurisdiction or (y) any Foreign Investment Law of any Specified FDI Jurisdiction) shall not have been satisfied or validly waived and (ii) all of the other conditions set forth in Section 12 (other than Section 12.2(f), and, solely to the extent that JBT has not yet submitted the NYSE Supplemental Listing Application to the NYSE at the time of such termination, Section 12.2(e)) have been satisfied or validly waived (except for those other conditions that by their terms may only be satisfied at the Offer Closing Time, provided that such other conditions would have been satisfied if the Offer Closing Time would have occurred on the date of termination (or would have been validly waived as of such time)), then JBT shall pay to the Company (A) EUR 85 million (85,000,000) if the Drop Dead Date is the Initial Drop Dead Date at the time of such termination or (B) EUR 110 million (110,000,000) if the Drop Dead Date is the Extended Drop Dead Date at the time of such termination (any such payment under the preceding (A) or (B), the “Reverse Termination Payment”) in cleared, immediately available funds within three (3) Business Days after such termination. Notwithstanding the foregoing, if (i) the FSA fails to approve any extension to the Expiration Date requested by the Bidder in accordance with Section 3.2(a) (and such requested extension was to a date prior to the Drop Dead Date) and (ii) this Agreement is terminated pursuant to Section 13.2(a), then no Reverse Termination Payment shall be payable hereunder, notwithstanding that the conditions to such payment may otherwise have been satisfied pursuant to this Section 14.1.

14.2.	Company Expense Reimbursement Payment.

(a)

The Company agrees to pay to JBT an amount equal to up to an aggregate (i) EUR 35 million (35,000,000) if a JBT Superior Proposal Termination occurs or (ii) EUR 15 million (15,000,000) if a JBT Intervening Event Termination occurs, in each case of the preceding (i) or (ii), in out-of-pocket costs and expenses incurred, directly or indirectly, by JBT or its Subsidiaries, or on their behalf, for the purposes of, in preparation for, or in connection with the transactions contemplated by this Agreement (including the Transaction), including filing fees with respect to any filings, notifications or consents under any Antitrust Laws or Foreign Investment Laws or with the SEC, third party costs and expenses incurred in connection with exploratory work carried out in contemplation of and in connection with transactions contemplated by this Agreement (including the Transaction), legal, financial and commercial due diligence, the arrangement of financing (and any fees incurred in connection with the Debt Financing) and the engagement of third party Representatives to assist in the process (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to JBT and its Subsidiaries) (the payments provided for in this Section 14.2(a), the “Company Expense Reimbursement Payment”). The Company Expense Reimbursement Payment will be paid by the Company in cleared, immediately available funds within three (3) Business Days after a JBT Superior Proposal Termination or JBT Intervening Event Termination. For the avoidance of doubt, in no event shall the Company be required to make more than one (1) payment to JBT pursuant to this Section 14.2.

(b)

A “JBT Superior Proposal Termination” means a termination of this Agreement (i) by JBT pursuant to Section 13.4(c) for a Change in Marel Recommendation pursuant to Section 5.1(c)(2)(i) or otherwise in connection with a Company Superior Proposal or (ii) by the Company pursuant to Section 13.3(c).

(c)

A “JBT Intervening Event Termination” means a termination of this Agreement by JBT, other than a JBT Superior Proposal Termination, pursuant to Section 13.4(c) for a Change in Marel Recommendation pursuant to Section 5.1(c)(2)(ii) or otherwise but not for a Change in Marel Recommendation pursuant to Section 5.1(c)(4).

14.3.	JBT Expense Reimbursement Payment.

(a)

JBT agrees to pay to the Company an amount equal to up to an aggregate (i) EUR 35 million (35,000,000) if a Company Superior Proposal Termination occurs or (ii) EUR 15 million (15,000,000) if a Company Reimbursement Termination occurs, in each case of the preceding (i) or (ii), in out-of-pocket costs and expenses incurred, directly or indirectly, by the Company or its Subsidiaries, or on their behalf, for the purposes of, in preparation for, or in connection with the transactions contemplated by this Agreement (including the Transaction), including filing fees with respect to any filings, notifications or consents under any Antitrust Laws or Foreign Investment Laws or with the SEC, third party costs and expenses incurred in connection with exploratory work carried out in contemplation of and in connection with transactions contemplated by this Agreement (including the Transaction), legal, financial and commercial due diligence, and the engagement of third party Representatives to assist in the process (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the Company and its Subsidiaries), including the preparation of the Disclosure Documents, provided however that no amounts or reimbursements paid to any Marel Group Company or its Representatives pursuant to Section 11.1(f) or (in respect of filing fees) Section 16.1(b) shall be reimbursed pursuant to this Section 14.3(a) so as to avoid any double recovery (the payments provided for in this Section 14.3(a), the “JBT Expense Reimbursement Payment”). The JBT Expense Reimbursement Payment will be paid by the JBT in cleared, immediately available funds within three (3) Business Days after a Company Superior Proposal Termination or Company Reimbursement Termination, as applicable. For the avoidance of doubt, in no event shall JBT be required to make more than one (1) payment to the Company pursuant to this Section 14.3.

(b)

A “Company Superior Proposal Termination” means a termination of this Agreement (i) by the Company pursuant to Section 13.3(e) for a Change in JBT Recommendation pursuant to Section 5.2(c)(2)(i) or otherwise in connection with a JBT Superior Proposal, or (ii) by JBT pursuant to Section 13.4(d).

(c)

A “Company Reimbursement Termination” means a termination of this Agreement by the Company, other than a Company Superior Proposal Termination, pursuant to (i) Section 13.3(a)(i), (ii) Section 13.3(b) in connection with a breach by JBT or the Bidder of clause (i) of Section 3.2(d) or (iii) Section 13.3(e).

14.4.

Single Payment Only. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and hereby agree that in no event shall the Company or JBT be required to pay the Company Expense Reimbursement Payment, the JBT Expense Reimbursement Payment or the Reverse Termination Payment, as applicable, on more than one occasion, whether or not the Company Expense Reimbursement Payment, the JBT Expense Reimbursement Payment or the Reverse Termination Payment, as applicable, may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events. For the avoidance of doubt, in no event shall JBT be required to pay both the JBT Expense Reimbursement Payment and the Reverse Termination Payment.

14.5.

Exclusive Remedy. The Parties acknowledge that the agreements contained in this Section 14 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the Parties would not enter into this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event this Agreement is terminated under the circumstances in which the Company Expense Reimbursement Payment, the JBT Expense Reimbursement Payment or the Reverse Termination Payment, as applicable, is paid in full (a) (i) the payment by the Company of the Company Expense Reimbursement Payment pursuant to Section 14.2 (including, in each case, any additional amount payable pursuant to this Section 14.5) shall be the sole and exclusive remedy of JBT and the Bidder and each of their controlled Affiliates, each of the direct and indirect stockholders, partners, managers or other equity or security holders of JBT, the Bidder or any of their respective Affiliates and any Representative of any of the foregoing (each, a “JBT Related Party,” and, collectively, the “JBT Related Parties”) and (ii) the payment by JBT of the Reverse Termination Payment pursuant to Section 14.1 or of the JBT Expense Reimbursement Payment pursuant to Section 14.3 (including, in each case, any additional amount payable pursuant to this Section 14.5 or Section 11.1(f) or (in respect of filing fees) Section 16.1(b)) shall be the sole and exclusive remedy of the Company, any Affiliates thereof, any direct or indirect shareholder, partner, manager or other equity or security holder of the Company or any Affiliate thereof or any Representative of any of the foregoing (each, a “Company Related Party,” and, collectively, the “Company Related Parties”) in the event of such applicable terminations, (b) (i) (x) in the case of payment by the Company of the Company Expense Reimbursement Payment, none of JBT or the Bidder, any JBT Related Party or any other Person shall, and none of JBT or the Bidder, any JBT Related Party or any other Person shall be entitled to, bring, threaten, commence, maintain or seek any recovery in connection with (and each of JBT and the Bidder hereby irrevocably covenant not to bring, threaten, commence, maintain or seek (and further covenants to cause each other JBT Related Party not to bring, threaten, commence, maintain or seek) any recovery in connection with) and (y) in the case of payment by JBT of the JBT Expense Reimbursement Payment or the Reverse Termination Payment, none of the Company or any Company Related Party shall have any liability for or with respect to, in the case of each of clauses (x) and (y), any action, suit, claim, proceeding, investigation, arbitration or inquiry against the Company or any Company Related Party arising out of this Agreement, any of the transactions contemplated hereby, any breach of any agreement or covenant or any inaccuracy in any representation or warranty set forth in this Agreement, any matters forming the basis for such termination or any loss suffered as a result of the failure of the Transaction or any other transactions contemplated hereby to be consummated, and (ii) (x) in the case of payment by JBT of the JBT Expense Reimbursement Payment or the Reverse Termination Payment, none of the Company, any Company Related Party or any other Person shall, and none of the Company, any Company Related Party or any other Person shall be entitled to, bring, threaten, commence, maintain or seek any recovery in connection with (and the Company hereby irrevocably covenants not to bring, threaten, commence, maintain or seek (and further covenants to cause each other Company Related Party not to bring, threaten, commence, maintain or seek) any recovery in connection with) and (y) in the case of payment by the Company of the Company Expense Reimbursement Payment, none of JBT or the Bidder or any JBT Related Party shall have any liability for or with respect to, in the case of each of clauses (x) and (y), any action, suit, claim, proceeding, investigation, arbitration or inquiry against any of JBT, the Bidder or JBT Related Party arising out of this Agreement, any of the transactions contemplated hereby, any breach of any agreement or covenant or any inaccuracy in any representation or warranty set forth in this Agreement, any matters forming the basis for such termination or any loss suffered as a result of the failure of the Transaction or any other transactions contemplated hereby to be consummated. If the Company or JBT fails to timely pay any amount due pursuant to this Section 14, and, in order to obtain the payment, JBT or the Bidder, on the one hand, or the Company, on the other hand, as applicable, commences an Action which results in a judgment against the Company or JBT or the Bidder, as applicable, for the payment set forth in this Section 14, the Company shall pay JBT or JBT shall pay the Company, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) incurred in prosecuting such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received. Notwithstanding the timing for payment in Sections 14.1 or 14.3, any amount payable pursuant to this Section 14 to the Company but subject to an approval or ratification by the Company’s shareholders of the underlying termination of this Agreement shall be due and paid based only upon such approval or ratification. Notwithstanding the foregoing, payment of the Company Expense Reimbursement Payment, the JBT Expense Reimbursement Payment or the Reverse Termination Payment will not relieve either JBT, the Bidder or the Company from liability for any fraud or Willful Breach of this Agreement. Notwithstanding anything in this Agreement to the contrary, (A) in the event this Agreement is terminated by the Company for any reason at a time when JBT would have had the right to terminate this Agreement and receive the Company Expense Reimbursement Payment, JBT shall be entitled to receipt of any Company Expense Reimbursement Payment that would have been (or would have subsequently become) payable had JBT terminated this Agreement at such time, (B) in the event this Agreement is terminated by JBT for any reason at a time when the Company would have had the right to terminate this Agreement and receive the Reverse Termination Payment or the JBT Expense Reimbursement Payment, the Company shall be entitled to receipt of any Reverse Termination Payment or the JBT Expense Reimbursement Payment that would have been (or would have subsequently become) payable had the Company terminated this Agreement at such time and (C) in the event this Agreement is terminated by either JBT or the Company for any reason at a time when the Company would have had the right to terminate this Agreement and receive the JBT Expense Reimbursement Payment and JBT would concurrently have had the right to terminate this Agreement and receive the Company Expense Reimbursement Payment, then neither Party shall be entitled to such respective payment.

Section 15

Notices

Any and all notices and communications under this Agreement shall be made in writing in the English language and delivered by hand, by courier or by email (provided that receipt of the email is promptly confirmed by telefax or email which the receiving Party shall be confirming without undue delay after receipt of such email) to the person at the address set forth below, or such other person or address as may be designated by the respective Party to the other Parties in the same manner:

(a)	if to JBT or the Bidder:

John Bean Technologies Corporation

70 West Madison Street

Suite 4400

Chicago, IL 60602

Attention:  Brian Deck

Matthew Meister

James Marvin

Kedric Meredith

Email:   ####

####

####

####

with copy to (which copy shall not constitute notice hereunder):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:  Daniel Wolf, P.C.

David M. Klein, P.C.

Carlo Zenkner, P.C.

Email:    ####

####

####

(b)	if to the Company:

Marel hf.

Austurhraun 9

210 Garðabær

Iceland

Attention:  Árni Sigurðsson

Árni Sigurjónsson

Halla Björgvinsdóttir

Narfi Snorrason

Email:   ####

####

####

####

with copy to (which copy shall not constitute notice hereunder):

Baker & McKenzie LLP

300 E. Randolph Street, Suite 5000

Chicago, IL 60601

Attention:  Dieter Schmitz

Piotr Korzynski

Email:    ####

####

and

BBA Fjeldco ehf.

Katrínartún 2

105 Reykjavík

Iceland

Attention:  Halldór Karl Halldórsson

Jóhann Magnús Jóhannsson

Email:    ####

####

Section 16

Miscellaneous

16.1.	Assignment; Costs.

(a)

No Party may assign (by operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that the Bidder may assign any or all of its rights and interest under this Agreement to an Affiliate of the Bidder or JBT without any required consent from any other Party; provided, further, that no such assignment by the Bidder shall relieve the Bidder of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement will be void ab initio.

(b)

Except as otherwise provided for in this Agreement and with respect to any filing fees associated with submitting any filing under the HSR Act and any other filings under any other Antitrust Laws or the Foreign Investment Laws, which shall in any event be paid by JBT, each Party shall bear its own fees and expenses with respect to the transactions contemplated by this Agreement as well as the entry into, and consummation of, this Agreement.

16.2.

Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary (but in all cases subject to and without in any way limiting the rights, remedies and claims of JBT and its Affiliates under or pursuant to the Bridge Financing, the Commitment Letter or any other agreement entered into with respect to the Debt Financing), each of the Parties on behalf of itself and each of its Affiliates hereby: (a) agrees that any legal action (whether in law or in equity, whether in contract or in tort or otherwise), involving the Committed Financing Sources, arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any New York State court or federal court of the United States of America, in each case, sitting in New York County and any appellate court thereof (each such court, the “Subject Courts”) and each Party irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court and agrees that any such dispute shall be governed by, and construed in accordance with, the Laws of the State of New York (provided, however, that notwithstanding the forgoing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, it is understood and agreed that (i) the interpretation of the definition of “Material Adverse Effect” (and whether or not a “Material Adverse Effect” has occurred), (ii) the determination of the accuracy of any “certain funds representation” (as such term or similar term may be defined in the Bridge Financing Agreement) or “specified acquisition agreement representation” (as such term or similar term may be defined in the Commitment Letter) and whether as a result of any inaccuracy thereof JBT, the Bidder or any of their respective Affiliates have the right to terminate its or their obligations hereunder pursuant to Section 13 or decline to consummate the Closing as a result thereof pursuant to Section 14 and (iii) the determination of whether the Closing has been consummated in all material respects in accordance with the terms hereof, shall in each case be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of Laws of any other jurisdiction); provided, however, that the Transaction and the Tender Offer and matters related thereto shall, to the extent required by the Laws of Iceland, and the interpretation of the duties of directors of the Company shall, be governed by, and construed in accordance with, the Laws of Iceland, (b) agrees not to bring or support or permit any of its Affiliates to bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise), against the Committed Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Subject Court, (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action in any such Subject Court, (d) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable legal requirements trial by jury in any legal action brought against the Committed Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (e) agrees that none of the Committed Financing Sources will have any liability to any of the Company, its Subsidiaries or their respective Affiliates relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and that none of the Company, its Subsidiaries or their respective Affiliates shall bring or support any legal action, including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Committed Financing Sources relating to or in any way arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any legal action involving any Committed Financing Source or the transactions contemplated hereby, any claim that it is not personally subject to the jurisdiction of the Subject Courts as described herein for any reason, and (g) agrees (x) that the Committed Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in Section 14.5 or this Section 16.2 (and the definitions of any terms used in Section 14.5 or this Section 16.2) and (y) to the extent any amendments to any provision of Section 14.5 or this Section 16.2 (or, solely as they relate to such Section, the definitions of any terms used in Section 14.5 or this Section 16.2) are adverse to the Committed Financing Sources, such provisions shall not be amended without the prior written consent of the Committed Financing Sources. Notwithstanding anything contained herein to the contrary, nothing in this Section 16.2 shall in any way affect any Party’s or any of their respective Affiliates’ rights and remedies under any binding agreement between a Committed Financing Source and such party.

16.3.

Survival. The representations, warranties and covenants of the Parties contained in this Agreement shall terminate at the Offer Closing Time; provided that the covenants that by their terms survive the Offer Closing Time or are to be performed (in whole or in part) following the Offer Closing Time shall survive the Offer Closing Time in accordance with their respective terms.

16.4.

Third Party Beneficiaries. Notwithstanding anything herein to the contrary, this Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except for (a) the Company Related Parties’ and the JBT Related Parties’ respective limitations on liability (and other protections arising from the covenants not to sue and related provisions) set forth in Section 14.5, (b) after the acceptance of any Marel Shares in the Tender Offer, the rights of (i) the holders of Marel Shares to receive the Consideration as provided for in the Offer Document and herein and (ii) the holders of Marel Stock Options to receive the consideration described in Section 3.11 (which rights under the preceding (i) and (ii) are intended for the benefit of such holders, all of whom are third-party beneficiaries of such rights and related provisions), (c) the rights of the Company, on behalf of the holders of Marel Shares and the holders of Marel Stock Options, to pursue specific performance as set forth in Section 16.6 or, if specific performance is not sought or granted as a remedy, damages in the event of JBT’s or the Bidder’s breach of this Agreement, (d) as specified in Section 9.3(c) or (e) the express third party beneficiary rights of the Committed Financing Sources set forth in Section 16.2.

16.5.

Guarantee. JBT shall cause the Bidder to, and hereby guarantees that the Bidder shall, perform and discharge and comply with all of the obligations, covenants, terms, conditions and undertakings of the Bidder under this Agreement in accordance with the terms, and subject to the conditions, hereof, including any such obligations, covenants, terms, conditions and undertakings herein that are required to be performed, discharged or complied with following the Offer Closing Time.

16.6.	Specific Performance.

(a)

Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)

The Parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or JBT or the Bidder, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and JBT and the Bidder, on the other hand, shall be entitled (without proof of actual damages or otherwise or posting or securing any bond or other security), in addition to any other remedy to which they are entitled to under law or equity, to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and JBT and the Bidder, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party (or Parties) under this Agreement. Any Party’s pursuit of any injunction or specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such Party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by a party in the case of a breach of this Agreement involving Willful Breach or fraud; provided, however, that in no event shall (i) the Company be entitled to both the payment of the Reverse Termination Payment or the JBT Expense Reimbursement Payment, on the one hand, and specific performance to cause JBT and the Bidder to consummate the Tender Offer, on the other hand or (ii) JBT be entitled to both the payment of the Company Expense Reimbursement Payment, on the one hand, and specific performance to cause the Company to comply with any terms of this Agreement, on the other hand.

16.7.

Collaboration and Rights Regarding Communications. Except (i) as required by (x) applicable Law, (y) by a request by a court, regulatory body or other public authority or (z) an obligation pursuant to any listing agreement with or rules of any securities exchange, (ii) with respect to any Change in Marel Recommendation, any Change in JBT Recommendation or any action taken by the Company or the Marel Board or JBT or the JBT Board, as applicable, pursuant to and in accordance with Section 5, (iii) pursuant to Section 16.8, (iv) with respect to Disclosure Documents otherwise in accordance with Section 2 or the Reasoned Statement in accordance with Section 4 or (v) by the Company pursuant to Section 6.3(a):

(a)

the Parties agree to consult with the respective other Party (x) regarding any press release or other public statements concerning this Agreement or the transactions contemplated by this Agreement and (y) regarding other public statements, such as interviews, in case such other public statements deviate from or go beyond general guidelines which the Parties will develop for any public communication the date of this Agreement, in each case of the preceding (x) and (y) prior to the respective publication or public statement. For the avoidance of doubt, JBT will have to regularly communicate and file information with the SEC and the Parties acknowledge that all such communications and filings shall be exempt from this Section 16.7 but subject in any event to Section 2.4; and

(b)

other than the initial press releases that will be mutually agreed in good faith by the Parties, no Party shall issue or file any press release or other public statements or filings concerning this Agreement or the transactions contemplated by this Agreement prior to obtaining the consent of the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed), provided, however, that a Party may, without the prior consent of the other Parties, issue any such press release or make any such public statement or filing (i) if the disclosure contained therein is consistent in all material respects with a prior public disclosure that was previously made otherwise pursuant to this Agreement or (ii) if required by applicable Law; provided that the Party issuing such press release or making such public statement under this clause (ii) has used its reasonable best efforts to consult with the other Party and to obtain such Party’s consent but has been unable to do so in a timely manner through no fault of such issuing Party.

16.8.	Specific Permitted Disclosures.

(a)	The Company hereby agrees that:

(1)

JBT will disclose the entire content of this Agreement (other than the Company Disclosure Letter and the JBT Disclosure Letter) as part of its filing on the Form 8-K with the SEC in connection with the entry into this Agreement;

(2)

JBT and the Bidder shall disclose the material terms of this Agreement (other than, for clarity, the Company Disclosure Letter and the JBT Disclosure Letter) as part of the Offer Document and the Registration Statement; and

(3)

JBT and the Bidder shall disclose the material terms of this Agreement in filings with the SEC and in a press release issued by them in connection with the Tender Offer and the Transaction, which press release shall be in such form as mutually agreed by the Parties.

(b)

JBT and the Bidder hereby agree that the Company is at any time permitted to disclose the entire content of this Agreement to stakeholders and the press as well as in (i) the Reasoned Statement and (ii) any filing or statement required to be made by the Company pursuant to the rules and regulations of the SEC in respect of the Tender Offer including the statement required by Rule 14e-2 of Regulation 14E as promulgated by the SEC or of the FSA or pursuant to the Market Abuse Regulation.

16.9.

 Severability. Should any provision of this Agreement be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of such invalid, ineffective or unenforceable provision as regards subject-matter, amount, time, place and extent. The aforesaid shall apply mutatis mutandis to any gap in this Agreement.

16.10.	Entire Agreement. This Agreement contains all of the Parties’ agreements and understandings with respect to the subject matter hereof.

16.11.

 Counterparts. This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement. A facsimile or email transmission of scanned or executed counterparts of this Agreement shall be sufficient to bind a Party to the same extent as an original.

16.12.

 Amendments and Waivers. To the extent permitted by applicable Law, this Agreement may be amended by the Parties only by an instrument in writing signed on behalf of each of the Parties, at any time before or after the JBT Stockholder Approval is obtained. Without limiting the generality of the foregoing, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement as provided herein. Subject to Section 13.5, no extension or waiver, or termination of this Agreement, by a Party shall require the approval of JBT’s stockholders or the Company’s shareholders unless such approval is required by Law. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the Party to be bound thereby. No failure or delay of any Party to assert any of its rights under this Agreement or otherwise shall constitute a waiver of such rights.

16.13.	Interpretation, Definitions.

(a)	This Agreement is made in the English language.

(b)

When a reference is made in this Agreement to an Article, a Section or an Annex or Exhibit, such reference shall be to an Article, a Section or an Annex or Exhibit of or to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Annex or Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. Any contract or Law defined or referred to herein means such contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated (in accordance with the terms of this Agreement in the case of contracts). Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America and “EUR” or “€” will be deemed references to the official currency of the European Union. The Parties have participated jointly in negotiating and drafting this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. The words “Bidder shall” will be deemed to be followed by the words “(and JBT shall cause Bidder to)”.

(c)	“Action” shall mean any (i) civil, criminal or administrative actions or (ii) litigations, arbitrations or other proceedings, in each of (i) and (ii), before any Governmental Authority.

(d)

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(e)

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, any non-U.S. antitrust Laws, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

(f)	“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in Reykjavik, Iceland, or New York, New York, are generally closed.

(g)

“Commitment Letter” shall mean that certain backstop commitment letter, dated as of April 4, 2024, by and between JBT, Wells Fargo Securities, LLC, Wells Fargo Bank, National Association, Goldman Sachs Bank USA and each other lender that becomes a party thereto (together with the term sheet and all exhibits, schedules and annexes thereto), as amended, supplemented or otherwise modified from time to time.

(h)

“Committed Financing Sources” shall mean each Debt Financing Source party to the Bridge Financing Agreement or the Commitment Letter or that has otherwise entered into any committed agreements with respect to any Debt Financing, including any other commitment letter or other documentation with respect to any permanent financing and any amendments, supplements, joinder agreements and definitive documentation relating thereto, together with their respective Affiliates, officers, directors, employees, agents, advisors, and representatives and their respective successors and permitted assigns.

(i)

“Company Benefit Plan” shall mean each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and each employment, individual consulting, severance, termination, separation, incentive or bonus, commission, retention, change in control, deferred compensation, profit sharing, retirement, welfare, post-employment, equity or equity-based (including stock purchase and phantom equity) or other benefit or compensation plan, policy, program, agreement, or arrangement that is maintained, sponsored or contributed to or required to be contributed to by a Marel Group Company or with respect to which a Marel Group Company has any current or contingent liability or obligation.

(j)	“Company Capitalization Representations” shall mean the representations and warranties in Section 1.2 (other than Section 1.2(f)) of Part II of Annex 10.1.

(k)

“Company Disclosure Documents” shall mean all documents publicly filed with, or publicly submitted to, or made publicly available pursuant to the applicable rules, regulations or listing requirements or standards of, the FSA or Nasdaq Iceland by the Company since January 1, 2021, together with any exhibits, financial statements and schedules thereto and other information incorporated therein and publicly available.

(l)	“Company Fundamental Representations” shall mean Sections 1.1, 1.2(f), 1.3 and 1.10 of Part II of Annex 10.1.

(m)	“Confidentiality Agreement” shall mean the Mutual Confidentiality Agreement, dated as of December 14, 2023 between JBT and the Company.

(n)

“Contract” shall mean with respect to any Person, any agreement, indenture, loan agreement, undertaking, note or other debt instrument, contract, lease, mortgage, deed of trust, permit, license, understanding, arrangement, commitment or other obligation to which such Person or any of its Subsidiaries is a party or by which any of them may be bound or to which any of their properties may be subject.

(o)	“Debt Amendment” shall mean the “Amendment” as defined in the Commitment Letter.

(p)

“Debt Financing” shall mean, collectively, the Bridge Financing, the Guarantee, the Commitment Letter and any other debt financing incurred, or anticipated to be incurred, including the public offering or private placement of debt securities, borrowing under revolving, long-term or bridge loans, in each case by JBT or any of its Subsidiaries in lieu of the Bridge Financing or in connection with the transactions contemplated by this Agreement.

(q)

“Debt Financing Sources” shall mean any underwriter, initial purchaser, syndicate or other group engaged for any and all purposes of the Debt Financing, including the parties providing or arranging financing pursuant to any commitment letters, engagement letters, underwriting agreements, securities purchase agreements, indentures or other agreements entered pursuant thereto or relating thereto.

(r)	“Dutch WC Completion Event” shall, with respect to the Company Dutch WC and the JBT Dutch WC, as applicable, mean any of the following:

(1)	the relevant Dutch works council irrevocably and unconditionally waives its right in writing to render advice on the Transaction;

(2)

the relevant Dutch works council renders in writing an unconditional positive advice or neutral advice on the Transaction in line with the proposed resolution (voorgenomen besluit) for which advice was requested and permitting the Parties to implement the Transaction;

(3)

the relevant Dutch works council renders an advice on the Transaction subject to conditions, which conditions are unconditionally and irrevocably accepted by the Parties, including by the Parties agreeing to amendments to this Agreement or further commitments pursuant to Section 6.3; or

(4)

the Company having informed the Company Dutch WC or JBT having informed the JBT Dutch WC, as applicable, of the decision to proceed with the proposed resolution in accordance with Section 6.3(a) and one of the events set forth in subsections (1) – (3) of Section 6.3(a) having occurred with respect to the relevant Dutch works council(s).

(s)

“Equity Securities” shall mean, with respect to any Person, (i) any shares of capital or capital stock (including any ordinary shares) or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person or any of its Subsidiaries, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person or any of its Subsidiaries or (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person or any of its Subsidiaries.

(t)

“Foreign Investment Laws” shall mean any Laws that (i) enable a Governmental Authority to monitor, regulate, restrict, prohibit or otherwise review investments by investors, entities or other persons in domestic businesses from a national security perspective or (ii) that address foreign subsidies, including the European Union’s rules and regulations that address foreign subsidies.

(u)

“Governmental Authority” shall mean (i) any government, (ii) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (iii) any court, tribunal, judicial body, or an arbitrator or arbitration panel or (iv) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (i) through (iv) whether supranational, national, federal, state, county, municipal, provincial, and whether local, domestic or foreign.

(v)

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(w)	“JBT Capitalization Representations” shall mean the representations and warranties in Section 1.2 (other than Section 1.2(f)) of Part I of Annex 10.1.

(x)	“JBT Fundamental Representations” shall mean Sections 1.1, 1.2(f), 1.3 and 1.11 of Part I of Annex 10.1.

(y)	“JBT Group Company” shall mean any member of the JBT Group.

(z)

“Knowledge” of a Party shall mean (i) when referring to JBT, the actual knowledge, after reasonable inquiry, of Brian Deck, Matthew Meister and James Marvin and (ii) when referring to the Company, the actual knowledge, after reasonable inquiry, of Árni Sigurðsson, Sebastiaan Boelen and Árni Sigurjónsson.

(aa)

“Law” shall mean any and all federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(bb)

“Lien” shall mean any lien, license, pledge, hypothecation, charge, mortgage, security interest, encumbrance or other restriction of similar nature (including any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(cc)	“Marel Closing Price” means the volume-weighted average trading price of a Marel Share on the last trading day immediately prior to the Closing.

(dd)	“Marel Group Company” shall mean any member of the Marel Group.

(ee)

“Material Adverse Effect” shall mean any effect, change, event, fact, circumstance, development or occurrence that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the businesses, results of operations, assets or financial conditions of the JBT Group or Marel Group (as applicable), each taken separately as a whole; provided, however, that none of the following, either alone or in combination, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur pursuant to this clause (i): (A) any effect, change, event, fact, circumstance, development or occurrence to the extent resulting from (1) general conditions (or changes therein) in the industry in which the JBT Group or Marel Group (as applicable) operates, (2) business, economic or political conditions (or changes therein) in the United States, Iceland or elsewhere in the world or (3) general conditions (or changes therein) in the credit, financial, banking, currency or capital markets, in the United States, Iceland or elsewhere in the world, including changes in interest or exchange rates; (B) any effect, change, event, fact, circumstance, development or occurrence to the extent resulting from (1) changes in Law or in GAAP or IFRS after the date hereof, (2) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, or (3) volcanoes, tsunamis, pandemics (including the COVID-19 pandemic), earthquakes, hurricanes, tornados or other natural disasters; (C) (1) any decline in the market price, or change in trading volume, of the capital stock of JBT or the Company (as applicable) or (2) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (C) (1) and (2) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein is, or would reasonably be expected to be, a Material Adverse Effect); (D) any action taken by the JBT Group or Marel Group (as applicable) at the Company’s or JBT’s (respectively) written request; or (E) the negotiation, execution, public announcement, pendency or consummation of the Transaction (it being understood that this clause (E) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transaction); provided further, however, that any effect, change, event, fact, circumstance, development or occurrence referred to in clause (A) or clause (B) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect, change, event, fact, circumstance, development or occurrence has a disproportionate adverse effect on the businesses, results of operations, assets or financial condition of the JBT Group or Marel Group (as applicable), taken as a whole, as compared to other similarly situated companies in the industry in which the JBT Group or Marel Group (as applicable) operate; or (ii) would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by JBT or the Company (as applicable) of the Transaction or the performance by JBT or the Company (as applicable) in all material respects of its obligations under this Agreement.

(ff)

“Order” shall mean any order, judgment, award, decision, determination, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

(gg)

“Permits” shall mean all permits, licenses, registrations, certificates, variances, clearances, consents, commissions, franchises, exemptions, Orders, authorizations, approvals, qualifications and filings or notices issued by, obtained from or filed with any Governmental Authority.

(hh)

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

(ii)

“Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

(jj)

“Tax” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind or any charge of any kind in the nature of taxes imposed by any Governmental Authority, including any interest, penalty or addition to tax imposed by such Governmental Authority.

(kk)

“Trade Sanctions” shall mean economic or trade sanctions administered by OFAC, the United States Department of State, the United Nations Security Council, the European Union, or His Majesty’s Treasury.

(ll)

“Willful Breach” shall mean a material breach of this Agreement that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such action would reasonably cause or constitute a material breach of this Agreement.

16.14.	Governing Law, Jurisdiction.

(a)

This Agreement and all Actions based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the Laws of the State of Delaware; provided, however, that the Transaction and the Tender Offer and matters related thereto shall, to the extent required by the Laws of Iceland, and the interpretation of the duties of directors of the Company shall, be governed by, and construed in accordance with, the Laws of Iceland.

(b)

Each of the Parties irrevocably agrees that the state and federal courts sitting in the State of Delaware, and any appellate courts therefrom, are to have exclusive jurisdiction to settle any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts and waives, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action in any such court. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall therefore be brought in the state and federal courts sitting in the State of Delaware, and any appellate courts therefrom. Notwithstanding the forgoing, any Action to the extent directly applicable to the Icelandic Law requirements of the Tender Offer, or to the duties of the directors of the Company, shall be subject to the jurisdiction of the District Court of Reykjavik and any appellate courts therefrom.

(c)

EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Signature Page to Follow]

ACCEPTED AND AGREED:

JOHN BEAN TECHNOLOGIES EUROPE B.V.

By:	/s/ Noah Popp
Name: Noah Popp
Title: Managing Director A

By:	/s/ Olaf Sijrier
Name: Olaf Sijrier
Title: Managing Director B

JOHN BEAN TECHNOLOGIES CORPORATION

By:	/s/ James Marvin
Name: James Marvin
Title: Executive Vice President, General Legal Counsel and Assistant Secretary

[SIGNATURE PAGE TO TRANSACTION AGREEMENT]

MAREL HF.

By:	/s/ Arnar Thor Masson
Name: Arnar Thor Masson
Title: Chairman of the Board

[SIGNATURE PAGE TO TRANSACTION AGREEMENT]

Index of Annexes and Schedules

Annex #	Annex Name

Annex 9.1	Governance and Social Matters

Annex 10.1	Representations and Warranties

Schedule #	Schedule Name

Schedule 12.2(a)	Specified Regulatory Jurisdictions